                                                   Registration No. 333-79665


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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                Amendment No. 1 to
                                    Form S-4


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          GARDEN STATE NEWSPAPERS, INC.
             (Exact name of Registrant as specified in its Charter)

         Delaware                         2711                    22-675173
----------------------------  ----------------------------   ------------------
(State or other jurisdiction  (Primary Standard Industrial      (IRS Employer
    of incorporation or        Classification Code Number)   Identification No.)
       organization)

                            1560 Broadway, Suite 1450
                             Denver, Colorado 80202
                                 (303) 837-0886
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                                      Copy to:
    Joseph J. Lodovic, IV                       Howell E. Begle, Jr.
Garden State Newspapers, Inc.       Verner, Liipfert, Bernhard, McPherson & Hand
  1560 Broadway, Suite 1450               901 15th Street, N.W., Suite 700
   Denver, Colorado 80202                      Washington, D.C. 20005
       (303) 837-0886                              (202) 371-6000

            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)


       Approximate date of commencement of proposed sale of the securities to the public: July 12, 1999.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ________.




THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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PROSPECTUS


                               DATED JULY 12, 1999


                                OFFER TO EXCHANGE
                                 ALL OUTSTANDING
               Series A 8.625% Senior Subordinated Notes Due 2011
                                       FOR
               Series B 8.625% Senior Subordinated Notes Due 2011
                                       OF
                          GARDEN STATE NEWSPAPERS, INC.


       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
                        AUGUST 20, 1999, UNLESS EXTENDED



     Garden State Newspapers, Inc., a wholly owned subsidiary of MediaNews Group, Inc. (formerly known as Affiliated Newspapers Investments, Inc.), hereby offers to exchange its unregistered 8.625% Senior Subordinated Notes due 2011, of which $200,000,000 aggregate principal amount was issued on March 16, 1999, for an equal face amount of registered 8.625% Senior Subordinated Notes due 2011. The terms of the registered notes, also referred to as exchange notes, are identical in all material respects to the unregistered notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended, and therefore will not bear legends restricting their transfer. The unregistered notes and the exchange notes offered by this prospectus are sometimes collectively referred to as the notes.


     THE EXCHANGE NOTES

         -        The exchange notes will mature on July 1, 2011.


         - Interest on the exchange notes is payable semi-annually on January 1 and July 1 of each year.


         - We will not be required to make any mandatory redemption or sinking fund payment with respect to the exchange notes prior to maturity.

         - The exchange notes will be redeemable at our option, in whole or in part, at any time on or after July 1, 2004.

         - We may, on or before July 1, 2002, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the exchange notes.

         - We may be required to make an offer to repurchase the exchange notes from you if we undergo a change of control.

         - The exchange notes will be unsecured, will be senior in right of payment to any future indebtedness which is made expressly junior thereto and will be subordinated in right of payment to all existing and future senior debt.


         - The exchange notes will be equal in right of payment to our existing senior subordinated notes of which $300.0 million is outstanding. In addition, we have a $52.0 million subordinated promissory note, which includes deferred interest that will rank junior to the exchange notes. Also, on June 30, 1999, we entered into an amended and restated credit agreement allowing us to borrow up to $350.0 million (of which approximately $265.0 million is outstanding) which will be senior to the exchange notes.



     WE REFER YOU TO "RISK FACTORS," WHICH BEGINS AT PAGE 20, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.


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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    ---------------


                   The date of this Prospectus is July 12, 1999.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange unregistered notes for exchange notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of exchange notes.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Commission. You can inspect and copy these reports and other information at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. We file our reports and other information with the Commission electronically, and the Commission maintains a web site located at http://www.sec.gov containing this information.

     We have filed a registration statement on Form S-4, which includes all amendments and exhibits to the S-4, with the Commission with respect to this exchange offer. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement, including any amendments, schedules and exhibits are available for inspection and copying as set forth above. Statements contained in this prospectus as to the contents of any contract or other document referred to in the prospectus include all material terms of the contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any notes remain outstanding, it will file with the Commission and distribute to holders of the notes copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the Commission, pursuant to the Exchange Act. We refer you to "Description of the Notes--Certain Covenants--Reports to Securities and Exchange Commission."

                  CERTAIN INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference into and delivered with this prospectus:

1.       Annual report on Form 10-K for the year ended June 30, 1998.
2.       Current reports on Form 8-K dated March 31, 1999.
3.       Form 10-Q for quarter ended September 30, 1998.
4.       Form 10-Q for quarter ended December 31, 1998.

5.       Form 10-Q for the quarter ended March 31, 1999.
6.       Current report on Form 8-K/A dated June 14, 1999.


     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the effective time of the exchange offer will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such

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

previous statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

     We will provide without charge copies of all documents incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), to each person to whom a copy of this prospectus has been delivered upon the written or oral request of such person.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "THE COMPANY," AND STATEMENTS LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND OPERATING STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. IN ADDITION, WHEN USED IN THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING UNDER "RISK FACTORS" AND ALSO INCLUDE THE FOLLOWING:

          - COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF BUSINESSES ACQUIRED BY THE COMPANY (INCLUDING CLUSTERING) MAY BE GREATER THAN EXPECTED;

          - UNANTICIPATED INCREASES MAY OCCUR IN FINANCING AND OTHER COSTS, SUCH AS NEWSPRINT OR LABOR COSTS;

          - GENERAL ECONOMIC OR BUSINESS CONDITIONS, EITHER NATIONALLY OR IN THE REGIONS IN WHICH THE COMPANY CONDUCTS BUSINESS, MAY BE LESS FAVORABLE THAN EXPECTED; AND

          - COMPETITION, INCLUDING FROM OTHER NEWSPAPERS, OTHER TRADITIONAL FORMS OF ADVERTISING AND NEWER FORMS MADE POSSIBLE BY THE INTERNET AND OTHERWISE.

     ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. WE DO NOT UNDERTAKE ANY RESPONSIBILITY TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO TAKE INTO ACCOUNT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE OF THIS PROSPECTUS.

                               NOTICE TO INVESTORS

     The unregistered notes were sold on March 16, 1999, in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the unregistered notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The exchange notes are being offered hereby in order to satisfy obligations of Garden State contained in a registration rights agreement, a copy of which has been filed as an exhibit to the registration statement. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, Garden State believes that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold or otherwise transferred by any holder thereof, other than any such holder that is an "affiliate" of Garden State within the meaning of Rule 405 promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such exchange notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such exchange notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such exchange notes. However, Garden State has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Notwithstanding the foregoing, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of exchange notes received in exchange for the unregistered notes where unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, other than unregistered Notes acquired directly from Garden State. Garden State has agreed that, for a period not to exceed 180 days after consummation of the exchange offer (subject to extension in certain events), we will make this prospectus available to any broker-dealer for use in connection with any such resale. We refer you to "Plan of Distribution."

     Except as described herein, the exchange notes initially will be in the form of one or more registered global book-entry notes without interest coupons, referred to in this prospectus collectively as the "global exchange notes," and will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC or its nominee. We refer you to "Book-Entry, Delivery and Form."

     Garden State does not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system. There has not previously been any public market for the exchange notes and there can be no assurance that an active market for the exchange notes will develop. Moreover, to the extent that the unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for untendered unregistered notes could be adversely affected.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange. The date of acceptance and exchange of the unregistered notes, referred to as the "exchange date," will be the fourth business day following the expiration date, as defined herein. The unregistered notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Garden State will not receive any proceeds from the exchange offer. Garden State will pay all of the expenses incident to the exchange offer.

                                     SUMMARY

     THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT GARDEN STATE NEWSPAPERS, INC. AND ITS SUBSIDIARIES AND OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" AND THE FINANCIAL DATA AND RELATED NOTES, THE INCORPORATED DOCUMENTS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES IN THIS PROSPECTUS TO "WE," "OUR," "US," "COMPANY" AND "GARDEN STATE" MEAN GARDEN STATE NEWSPAPERS, INC. AND ITS DIRECT AND INDIRECT SUBSIDIARIES, INCLUDING THE CALIFORNIA NEWSPAPERS PARTNERSHIP (THE "SUBSIDIARIES"), UNLESS THE CONTEXT OTHERWISE REQUIRES.

THE COMPANY

GENERAL


     Garden State, a wholly owned subsidiary of MediaNews Group (formerly known as Affiliated Newspapers Investments, Inc.), is one of the largest privately held newspaper publishing companies in the United States. Garden State was founded in March 1985 by William Dean Singleton and Richard B. Scudder. Including the California Newspapers Partnership, as of June 30, 1999, we own and operate 41 market dominant daily and 90 non-daily newspapers in nine states (including suburban markets in close proximity to the San Francisco Bay area, Los Angeles, Philadelphia, Omaha and Boston). Our principal sources of revenue are print advertising and circulation sales. Other sources of revenue include commercial printing and electronic advertising. Our newspapers had a combined daily and Sunday average paid circulation of approximately 1,410,000 and 1,422,000, respectively, as of September 30, 1998, including the newspapers added in California Newspapers Partnership.


     From fiscal 1994 to fiscal 1998, we increased revenues and EBITDA, through acquisitions and internal growth, from $196.7 million and $37.3 million to $435.4 million and $98.1 million, respectively, while reducing our leverage ratio from approximately 6.0x to

4.7x. We had revenues and EBITDA of $398.9 million and $88.8 million, respectively, for the nine months ended March 31, 1999, compared to $309.3 million and $69.3 million, respectively, for the nine months ended March 31, 1998. Fiscal year 1999 results included the August 21, 1998 and October 31, 1998 acquisition of the Charleston, West Virginia DAILY NEWS and Farmington, New Mexico DAILY TIMES, respectively since the date of acquisition. In addition, we contributed certain of our California newspapers to the California Newspapers Partnership, as discussed in more detail below, effective April 1, 1999.

     We have grown significantly by making strategic acquisitions in markets, which we believe, have above average growth potential and to a lesser extent through internal growth. Our main acquisition focus is on newspaper markets contiguous to our own, allowing us to realize certain operating synergies. We refer to this acquisition strategy as clustering. A majority of our newspapers are located in regional clusters, allowing them to achieve higher operating margins through efficient use of labor and equipment and by providing opportunities to sell advertising into other Garden State newspapers located nearby. We occasionally divest newspaper properties that no longer fit our cluster strategy and when we believe the value to us of such newspaper properties has been maximized. This strategy has enabled us to reinvest sale proceeds in newspaper properties that can be clustered, allowing us to achieve greater revenue and EBITDA growth in the future than we otherwise would have. This strategy has proven successful over the past four years as our EBITDA has grown at a compounded annual growth rate of 27.3%, while our leverage ratio has decreased, as described above.

     Our newspapers are geographically diverse and generally positioned in markets with limited direct competition for local newspaper advertising. We believe our newspaper markets, taken as a whole, have above average population and sales growth potential. Most suburban and small city daily newspapers, such as the newspapers we own, have leading or sole distribution in the market areas served by the newspaper. Only a few cities in the United States contain more than one primary daily newspaper, the majority of which are in major metropolitan markets. Additionally, start-ups of new daily newspapers in suburban markets with pre-existing local newspapers are rare. Suburban newspapers address the specific needs of the community by publishing a broad spectrum of local news as well as advertiser-specific editions, which television, because of its broader geographic coverage, is unwilling or unable to provide. Thus, in many communities the local newspaper provides a unique combination of social and economic services, making it attractive for both readers and advertisers.

     Sizable weekly newspapers are generally found in and around metropolitan areas in addition to smaller towns and cities. Suburban weeklies, such as the weekly newspapers operated by our divisions, NJN Publishing, Alameda Newspaper Group and Los Angeles Newspaper Group, have several advantages over metropolitan dailies, including (1) a lower cost structure, (2) the ability to publish only on their most profitable days, such as one midweek and one weekend day, and (3) the ability to more effectively exploit zoned advertising and avoid expensive investments in wire services and syndicated feature material. Zoned advertising permits small merchants, individual classified, and other advertisers to advertise solely in their own local areas at a cost lower than that of a full-run metropolitan daily newspaper. Thus, the typical suburban weekly newspaper has a broader advertiser base and does not rely to the same degree as a metropolitan daily on major retailers for advertising revenues.


     On March 31, 1999, we formed a partnership, referred to in this prospectus as the "California Newspapers Partnership," with Donrey Newspapers LLC and Gannett Company Inc., to which we contributed our Alameda Newspaper Group, comprised of six daily newspapers we publish in the San Francisco Bay area; San Gabriel Valley Newspaper Group, which includes three daily newspapers we publish in the Los Angeles area; the TIMES-STANDARD, a daily newspaper we publish in Eureka, California; and all the weekly publications published by these daily newspapers. Donrey contributed ten daily newspapers and two non-daily newspapers, located in California, most of which are located in close proximity to certain Garden State newspaper publications. Gannett contributed the San Bernardino County Sun, in southern California.
The California Newspapers Partnership publishes twenty-one daily newspapers with average paid daily circulation of about 607,000 and Sunday circulation of about 573,000 at September 30, 1998. We have a 58.8% partnership interest in the California Newspapers Partnership and appoint a majority of its management committee. MediaNews Services, Inc., referred to in this prospectus as "MNS," (we refer you to "Business--MediaNews Services, Inc.'s Management of Newspaper Operations") entered into a management agreement with the California Newspapers Partnership, providing MNS a management fee of 1.25% of revenues and thereby reducing the MNS management fee charged to us, on a net basis, by $1.25 million and $0.9 million on a pro forma for the year ended June 30, 1998 and the nine months ended March 31, 1999, respectively.
$1.6 million annually on a net basis. In addition, we entered into certain other agreements in connection with the California Newspapers Partnership, such as rights of first offer, put rights and other rights.





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RECENT DEVELOPMENTS


     NEW CREDIT AGREEMENT. On June 30, 1999, Garden State entered into an amended and restated credit agreement with The Bank of New York, as administrative agent, certain lenders party thereto, MediaNews Group and the subsidiaries of Garden State. In this prospectus, we refer to this amended and restated senior credit facility as the "new credit facility". The obligations of Garden State under the new credit facility are guaranteed by MediaNews Group and the subsidiaries of Garden State and are secured by a pledge of shares of capital stock of Garden State and its subsidiaries. The new credit facility permits Garden State, upon compliance with the terms of the credit agreement, to borrow up to $350.0 million. As of June 30, 1999, we have borrowed $265.0 million under the new credit facility including approximately $98.6 million borrowed by MediaNews Group which was contributed to Garden State on July 1, 1999 in conjunction with the contribution by MediaNews Group of its interest in Denver Newspapers. These borrowings were used also in part, to refinance and serve as a substitute for our existing credit facility and, together with the proceeds from the unregistered notes, to fund the transactions described in the following three paragraphs. The new credit facility matures on June 30, 2006.


     REDEMPTION OF GARDEN STATE 12% NOTES. On May 12, 1999, we redeemed all of the $57.7 million principal amount outstanding under our existing 12% Senior Subordinated Secured Notes due 2004. The cost of redeeming these notes was $62.4 million, including prepayment premium and accrued interest to the redemption date. Garden State will recognize a pre-tax extraordinary loss of approximately $2.3 million in its fourth fiscal quarter ending June 30, 1999 for this redemption.


     REDEMPTION OF MEDIANEWS GROUP NOTES. On May 12, 1999, we paid a dividend of $150.0 million to MediaNews Group which was used to redeem all of the $141.6 million principal amount then outstanding under MediaNews Group's existing Senior Discount Debentures due 2006.



     ACQUISITION OF ADDITIONAL 20% OF DENVER NEWSPAPERS STOCK BY MEDIANEWS GROUP. On June 30, 1999, MediaNews Group acquired an additional 20% of the outstanding common stock of Denver Newspapers, Inc. bringing its total ownership interest in Denver Newspapers to 80%. In addition, MediaNews Group entered into certain other agreements in connection with the Denver
Newspapers transaction including, among others, rights of first offer, registration rights and put and call rights. Denver Newspapers also redeemed its outstanding preferred stock which was scheduled to be redeemed June 30, 1999. MediaNews Group funded the acquisition of Denver Newspapers common stock, the redemption of Denver Newspapers preferred stock and the repayment of certain debt of Denver Newspapers for a total of approximately $98.6 million. MediaNews Group used borrowings under the new credit facility in order to fund this amount. On June 30, 1999, Denver Newspapers merged with its wholly owned subsidiary, The Denver Post Corporation, with Denver Newspapers being in the surviving corporation but changing its name to The Denver Post Corporation. On July 1, 1999, MediaNews Group contributed its 80% ownership interest in The Denver Post Corporation to us, whereupon it became a consolidated subsidiary of Garden State. Related contract rights and obligations were also contributed to us. At that time, we became responsible for the previously discussed MediaNews Group debt under the new credit facility and debt of The Denver Post Corporation amounting to approximately $102.0 million. The inclusion of Denver Newspapers has a positive impact to our leverage ratio as of July 1, 1999.



     PLANNED CORPORATE REORGANIZATION. In order to eliminate inefficiencies in our organizational structure, we and our parent company intend to undergo a corporate reorganization. We expect that this reorganization will result in a single holding company controlling our operating subsidiaries and better alignment of our operations. Presently, there are three entities serving as holding companies for our operations (1) Garden State, (2) our parent company MediaNews Group and (3) our subsidiary Garden State Investments, Inc.



     In anticipation of the reorganization, our parent company changed its name from Affiliated Newspapers Investments, Inc. to MediaNews Group, Inc. effective June 17, 1999. Also, following its acquisition of an additional 20% of Denver Newspapers' outstanding common stock described above, MediaNews Group contributed its 80% ownership interest in The Denver Post Corporation to us on July 1, 1999. The Denver Post Corporation is now a consolidated subsidiary of Garden State. At this time, MediaNews Group has no material assets or liabilities other than its investment in us.

     The planned corporate reorganization contemplates the merger of our wholly owned subsidiary Garden State Investments with and into Garden State, with Garden State as the surviving corporation. Thereafter, MediaNews Group and Garden State will merge forming a single holding company for our operations. Assets and contractual rights and obligations of MNS associated with its provision of management services will be transferred to us. Thereafter, we will no longer pay management fees to MNS, but will incur such expenses directly. In addition, management fees paid by the California Newspapers Partnership and The Denver Post Corporation to MNS will thereafter be paid directly to us. These transactions are expected to be completed prior to December 31, 1999.


OPERATING STRATEGY

     Our strategy is to increase revenues and cash flows through geographic clustering and internal growth. The key components of our internal growth strategy are, targeted marketing programs, local news leadership, high quality editorial content and presentation, circulation growth, cost control, and strategic technological investments. These strategies are more fully described below.

     GEOGRAPHIC CLUSTERING. We have acquired and assembled newspapers, and may continue to acquire newspapers, in contiguous markets. We refer to this strategy as "clustering." Clustering enables us to realize operating efficiencies and economic synergies, such as the sharing of management, accounting and production functions. In addition, we seek to increase operating cash flows at acquired newspapers by reducing labor costs and the width of the newspaper, as well as overall improved cost management. Clustering also enables management to maximize revenues by selling advertising into newspapers owned by us in contiguous markets. As a result of clustering, we believe that our newspapers are able to obtain higher operating margins than they would otherwise be able to achieve on a stand-alone basis. The formation of the California Newspapers Partnership is an extension of this strategy.

     TARGETED MARKETING PROGRAMS. Through a strong local presence and active community relations, we are able to develop programs to maximize our advertising revenues. We utilize research, demographic studies and zoning (marketing directed to a particular sub-segment of a local area) to develop marketing programs that meet the unique needs of specific advertisers.

     LOCAL NEWS LEADERSHIP. Our newspapers generally have the largest local news gathering resources in their markets. As a result of emphasizing local news, our newspapers generally are able to generate reader loyalty and create franchise value. Because our provision of local news is a unique product in our markets, our newspapers satisfy the demands of both our readers and advertisers.

     HIGH QUALITY EDITORIAL CONTENT AND PRESENTATION. Our newspapers are committed to editorial excellence, by providing the proper mix of local and national news to effectively serve the needs of the local markets. Our newspapers often receive awards for excellence in various editorial categories in their respective regions and circulation categories. In addition, our newspapers are generally produced on modern offset presses and are designed to attract readers through attractive layouts and color enhancements.

     CIRCULATION GROWTH. We believe that circulation growth is essential to the creation of long-term franchise value at our newspapers. Accordingly, we have and will continue to invest heavily in telemarketing and promotional campaigns to increase circulation and readership. We have also established management incentive programs, which reward our publishers for circulation growth at each of their daily newspapers. As a result of our commitment to circulation growth, we are one of the few newspaper groups which has consistently grown circulation over the last several years, excluding the effects of acquisitions.


     COST CONTROL. We emphasize cost control with a particular focus on managing staffing requirements. At newspapers with collective bargaining units, management strives to enter into long-term agreements with minimal annual increases. In addition, we further control labor costs through investments in state-of-the-art production equipment that improves production, quality and increases efficiency. We are equally focused on newsprint cost control. Each of our newspapers benefits from discounted newsprint costs through its relationship with MNS as the seventh largest newspaper group in the United States in terms of circulation as of September 30, 1998. We purchase newsprint from several suppliers under arrangements covering MNS affiliates, resulting in what we believe are some of the most favorable long- term newsprint prices in the industry. Through MNS and MediaNews Group, we have available fixed price newsprint contracts and newsprint swaps expiring over the next twelve months to ten years, as well as newsprint purchasing arrangements with certain of our other suppliers which delay the adverse effect of newsprint price increases. Based on expected newsprint utilization at Garden State, including the two daily newspapers we acquired in fiscal 1999 and the

California Newspapers Partnership, 50% of our annual newsprint consumption for fiscal 2000 will be covered by fixed price contracts, and/or newsprint contracts.


     To further control newsprint costs while improving customer satisfaction, beginning in October of 1995, we began converting all of our newspapers to a 50-inch web width, which reduced the width of a single newspaper page to 12.5 inches, from either 13.5 inch or 13.75 inch page widths. These conversions have permanently reduced our newsprint consumption in excess of 8% over levels prior to conversion. At March 31, 1999, all of our newspapers, excluding the Gannett and Donrey newspapers contributed to the California Newspapers Partnership, were printed using a 50-inch web width.


     STRATEGIC TECHNOLOGICAL INVESTMENTS. To take advantage of the increasing use of the world wide web and its advertising growth opportunities, MNS established MediaNews Technologies, referred to in this prospectus as "MNT," to develop and maintain websites for each of our daily newspapers. MNT has developed websites to provide an online editorial presence and full online classified services for each of our daily newspapers. Although we believe that providing an online product is important to broaden the reach of our newspapers and ultimately increase our revenues through value added services, we believe that almost all of our customers prefer the newspaper in a printed form. By being the leading, and in certain instances the sole, provider of local news in most of our markets, we believe that our newspapers are well positioned to respond to and benefit from any changes in the way in which news and information are delivered in the future. Our online newspapers can be found at www.newschoice.com.



     In January 1999, Garden State, the Hearst Corporation, E.W. Scripps, Donrey Media Group and Advance Publications each acquired a 20.0% interest in AdOne LLC, which was formed to acquire the assets of AdOne Classified Network, Inc., or "AdOne," and its consumer website, classifiedwarehouse.com, a fully searchable classified advertising database. After the acquisition of AdOne and the addition of the newspapers owned by the Hearst Corporation, E.W. Scripps, Donrey Media Group and Advance Publications, AdOne will have classified listings from approximately 530 newspapers, which includes newspapers in 38 of the top 50 markets in the United States. AdOne's classifiedwarehouse.com is also the classified content provider for the portal/web search site, Lycos. With its new ownership, AdOne is solidly positioned to play a leading role in the rapidly expanding online classified market place.


     We may, from time to time, make strategic or targeted newspaper acquisitions and dispositions. We continually review newspaper acquisition candidates that we believe are underperforming in terms of operating cash flows but have an established history of strong readership, advertiser loyalty and are available at attractive prices. Acquisitions will only be made in circumstances in which we believe that the acquisition will contribute to our overall growth strategy.

                                   MANAGEMENT


     Garden State is managed by MNS, an affiliate of the Company, which is wholly owned by Messrs. Singleton and Scudder. MNS provides management and related services to Garden State and The Denver Post, as well as other newspapers owned by Messrs. Singleton and Scudder and their families. Messrs. Singleton and Scudder have spent their entire careers in the newspaper publishing industry. MNS provides Garden State with cost-effective corporate resources and newsprint buying power generally only available to larger corporations. In conjunction with our planned reorganization, substantially all of the services previously performed by MNS will be performed by MediaNews Group. The change will not impact our consolidatd EBITDA as the management fees previously charged by MNS will be included in our Selling, General & Administrative expenses.

    The Singleton and Scudder family members and their family trusts own 92.5% of the outstanding capital stock of MediaNews Group. Because the Singleton and Scudder families control MediaNews Group, they also control the common stock of Garden State. The executive officers of MNS are and will continue to be executive officers of Garden State and MediaNews Group. We refer you to "Recent Developments."


                               ------------------

     We are a Delaware corporation with our principal management office at 1560 Broadway, Suite 1450, Denver, Colorado 80202. Our telephone number is
(303) 837-0886.

                               THE EXCHANGE OFFER


The Exchange Offer................  We are offering to exchange $1,000 principal amount of our registered Series B 8.625%
                                    Senior Subordinated Notes due 2011 (the
                                    "Exchange Notes") for each $1,000 principal
                                    amount of our unregistered Series A 8.625%
                                    Senior Subordinated Notes due 2011 (the
                                    "Original Notes" and together with the
                                    Exchange Notes, the "Notes") that are
                                    properly tendered and accepted, referred to
                                    in this prospectus as the "Exchange Offer."
                                    Currently, $200,000,000 aggregate principal
                                    amount of Original Notes is outstanding. We
                                    will issue Exchange Notes on or promptly
                                    after the Expiration Date, as defined below.
                                    We refer you to "The Exchange Offer."

Resale of the Exchange Notes......  Based upon interpretations by the staff of the Commission set forth in certain
                                    no-action letters issued to third parties,
                                    we believe that the Exchange Notes issued in
                                    the Exchange Offer in exchange for Original
                                    Notes may be offered for resale, resold and
                                    otherwise transferred by a holder without
                                    compliance with the registration and
                                    prospectus delivery provisions of the
                                    Securities Act; PROVIDED you (1) exchange
                                    the Original Notes for the Exchange Notes in
                                    the ordinary course of business and you do
                                    not participate, intend to participate, and
                                    have an arrangement with any other person to
                                    participate, in the distribution of the
                                    Exchange Notes, (2) are not a broker-dealer
                                    who purchases such Exchange Notes directly
                                    from the Company to resell pursuant to Rule
                                    144A or any other available exemption under
                                    the Securities Act, or (3) are not an
                                    "affiliate" of the Company within the
                                    meaning of Rule 405 under the Securities
                                    Act.

                                    Each broker-dealer that receives Exchange
                                    Notes for its own account in exchange for Original Notes, where Original Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.
                                    This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with such resales of Exchange Notes.

                                    If, however, you acquire the Exchange Notes in the Exchange Offer for the purposes of distributing or participating in the distribution of the Exchange Notes, you cannot rely on the position of the staff of the Commission enumerated above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Registration Rights Agreement.....  The Original Notes were sold by the Company on March 16, 1999, to the initial purchasers
                                    pursuant to a Purchase Agreement dated as of
                                    March 10, 1999, by and among the Company and
                                    the initial purchasers (the "Purchase
                                    Agreement"). Pursuant to the Purchase
                                    Agreement, the Company and the initial
                                    purchasers entered into a Registration
                                    Rights Agreement dated as of March 16, 1999
                                    (the "Registration Rights Agreement"), which
                                    grants the holders of the Original Notes
                                    certain exchange and registration rights. We
                                    refer you to "The Exchange Offer--Termination
                                    of Certain Rights." This Exchange Offer
                                    is intended to satisfy these rights,
                                    which terminate upon the consummation of
                                    the Exchange Offer. The holders of the
                                    Exchange Notes are not entitled to any
                                    exchange or registration rights with
                                    respect to the Exchange Notes.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on August 20, 1999,
                                    unless the Exchange Offer is extended by the
                                    Company, in its sole discretion, in which
                                    case the term "Expiration Date" shall mean
                                    the latest date and time to which the
                                    Exchange Offer is extended.

                                       9

Accrued Interest on the
Exchange Notes and
Original Notes....................  The Exchange Notes will bear interest from and including July 1, 1999. Holders whose
                                    Original Notes are accepted for exchange
                                    will be deemed to have waived the right
                                    to receive any interest accrued on the
                                    Original Notes.

Conditions to the Exchange Offer..  The Exchange Offer
                                    is subject to certain customary conditions, which may be waived by the Company. We refer you to "The Exchange Offer--Certain
                                    Conditions to the Exchange Offer." The
                                    Exchange Offer is not conditioned upon any minimum aggregate principal amount of
                                    Original Notes being tendered for exchange.

Special Procedures for Beneficial
Owners............................  Any beneficial owner whose Original Notes are registered in the name of a broker,
                                    dealer, commercial bank, trust company or
                                    other nominee and who wishes to tender such
                                    Original Notes in the Exchange Offer should
                                    contact such registered holder promptly and
                                    instruct such registered holder to tender on
                                    such beneficial owner's behalf. We refer you
                                    to "The Exchange Offer--Procedures for
                                    Tendering." If such beneficial owner wishes
                                    to tender on such owner's behalf, such owner
                                    must, prior to completing and executing the
                                    Letter of Transmittal and delivering such
                                    owner's Original Notes, either make
                                    appropriate arrangements to register
                                    ownership of the Original Notes in such
                                    owner's name or obtain a properly completed
                                    bond power from the registered holder. The
                                    transfer of registered ownership may take
                                    considerable time and may not be able to be
                                    completed prior to the Expiration Date.

Procedures for Tendering Notes....  If you wish to accept the Exchange Offer you must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in
                                    accordance with the instructions contained
                                    in it and in this prospectus, and mail or
                                    otherwise deliver such Letter of
                                    Transmittal, or such facsimile, together
                                    with such Original Notes you wish to
                                    exchange and any other required
                                    documentation to The Bank of New York, as
                                    exchange agent (the "Exchange Agent"), at
                                    the address set forth in the Letter of
                                    Transmittal. By executing the Letter of
                                    Transmittal, each holder will represent to
                                    the Company that, among other things,

                                    -        the Exchange Notes to be acquired
                                             by you in connection with the
                                             Exchange Offer are being acquired
                                             by you in the ordinary course of
                                             business,

                                    -        you have no arrangement or
                                             understanding with any person to
                                             participate in the distribution of
                                             Exchange Notes,

                                    -        you are not an "affiliate," as
                                             defined in Rule 405 under the
                                             Securities Act, of the Company,

                                    -        if you are not a broker-dealer,
                                             that you are not engaged in and do
                                             not intend to engage in, the
                                             distribution of Exchange Notes,

                                    -        if you are a broker-dealer (a
                                             "Participating Broker-Dealer") that
                                             will receive Exchange Notes for its
                                             own account in exchange for Notes
                                             that were acquired as a result of
                                             market-making or other trading
                                             activities, that you will deliver a
                                             prospectus in connection with any
                                             resale of such Exchange Notes;
                                             provided that by so acknowledging
                                             and delivering a prospectus, the
                                             Participating Broker-Dealer will
                                             not be deemed to admit it is an
                                             "underwriter" within the meaning of
                                             the Securities Act, and

                                       10

                                    -        that you are not acting on behalf
                                             of any persons or entities who
                                             could not truthfully make the
                                             foregoing representations. We refer
                                             you to "The Exchange
                                             Offer--Procedures for Tendering."

Guaranteed Delivery Procedures....  If you wish to tender your Original Notes and your Original Notes are not immediately
                                    available or you cannot deliver your
                                    Original Notes, the Letter of Transmittal or
                                    any other document required by the Letter of
                                    Transmittal to the Exchange Agent prior to
                                    the Expiration Date, then you must tender
                                    your Original Notes according to the
                                    guaranteed delivery procedures set forth in
                                    "The Exchange Offer-Guaranteed Delivery
                                    Procedures."

Acceptance of the Original
Notes and Delivery of the
Exchange Notes....................  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, we
                                    will accept for exchange any and all
                                    Original Notes that are properly tendered
                                    in the Exchange Offer prior to the
                                    Expiration Date. The Exchange Notes issued
                                    pursuant to the Exchange Offer will be
                                    delivered on the earliest practicable date
                                    following the Expiration Date. We refer you
                                    to "The Exchange Offer--Terms of the
                                    Exchange Offer."

Withdrawal Rights.................  Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.
                                    We refer you to "The Exchange Offer--
                                    Withdrawal of Tenders."

Certain Federal Income Tax
Considerations....................  For a discussion of certain federal income tax considerations relating to the exchange
                                    of the Original Notes for the Exchange
                                    Notes, we refer you to "Certain U.S. Federal
                                    Income Tax Considerations."

Exchange Agent....................  The Bank of New York is serving as the
                                    Exchange Agent in connection with the
                                    Exchange Offer. The Bank of New York also
                                    serves as Trustee under the Indenture
                                    governing the Exchange Notes (the
                                    "Indenture").

Consequences of Failure to
Exchange..........................  The Original Notes that are not exchanged pursuant to the Exchange Offer will remain
                                    restricted securities. Accordingly, such
                                    Notes may be resold only (1) to us, (2)
                                    pursuant to Rule 144A or Rule 144 under the
                                    Securities Act or pursuant to some other
                                    exemption under the Securities Act, (3)
                                    outside the United States to a non United
                                    States person pursuant to the requirements
                                    of Rule 904 under the Securities Act, or (4)
                                    pursuant to an effective registration
                                    statement under the Securities Act. We refer
                                    you to "The Exchange Offer--Consequences of
                                    Failure to Exchange."

                               THE EXCHANGE NOTES


Issuer............................  Garden State Newspapers, Inc.

Notes Offered.....................  $200.0 million aggregate principal amount of
                                    8 5/8% Senior Subordinated Notes due July 1,
                                    2011. We may, in the future, offer up to
                                    $100.0 million of additional Notes under the
                                    Indenture governing the Notes (the
                                    "Indenture").

Maturity..........................  July 1, 2011.

Offering Price....................  99.047%.

Interest..........................  Annual rate 8 5/8%.

Interest Payment Dates............  Payment frequency: every six months on
                                    January 1 and July 1.

Sinking Fund......................  None.

Ranking...........................  The Exchange Notes will rank junior to all of our existing and future senior
                                    indebtedness and will rank senior in right
                                    of payment to all of our future indebtedness
                                    that is expressly subordinated to the Notes.
                                    The Notes will be equal in right of payment
                                    with the existing Senior Subordinated Notes
                                    due 2009. As of June 30, 1999 we have
                                    outstanding, approximately:
                                    1.       $265.0 million under our new credit
                                             facility (This amount includes
                                             approximately $98.6 million
                                             borrowed by MediaNews Group
                                             which we became responsible for on
                                             July 1, 1999.);
                                    2.       $300.3 million of indebtedness that
                                             ranks equal to the Exchange Notes;
                                             and
                                    3.       a $52.0 million subordinated
                                             promissory note, including deferred
                                             interest, that ranks junior to the
                                             Exchange Notes.

Optional Redemption...............  We may redeem some or all of the Exchange
                                    Notes at our option at any time on or after
                                    July 1, 2004 at the redemption prices listed
                                    in "Description of Exchange Notes--Optional
                                    Redemption."

                                    In addition, on or before July 1, 2002,
                                    we may, at our option, use the net
                                    proceeds from one or more equity
                                    offerings to redeem up to 35% of the
                                    aggregate principal amount of the Notes
                                    originally issued at the price listed in "Description of Exchange Notes--Optional
                                    Redemption."

Mandatory Offer to Repurchase.....  If we experience specific kinds of changes of control or certain types of asset sales,
                                    we must offer to repurchase the Exchange
                                    Notes at the prices listed in "Description
                                    of Exchange Notes--Certain Covenants--Change
                                    of Control" and "Description of Exchange
                                    Notes--Certain Covenants--Limitation on
                                    Sales of Assets."

Basic Covenants of Indenture......  We will issue Exchange Notes under the
                                    Indenture with The Bank of New York as
                                    Trustee. The Indenture will limit our
                                    ability and/or the ability of certain of our
                                    subsidiaries to:

                                    -        incur more debt;
                                    -        pay dividends, redeem stock or
                                             make other distributions;
                                    -        issue capital stock;
                                    -        make certain investments;
                                    -        use assets as security in other
                                             transactions;
                                    -        enter into transactions with
                                             affiliates;
                                    -        enter into sale and leaseback
                                             transactions;
                                    -        merge or consolidate; and
                                    -        transfer or sell assets.

                                    These covenants are subject to a number of important qualifications and limitations. We refer you to "Description of Exchange
                                    Notes-Certain Covenants." Garden State's new credit facility also contains restrictive covenants.

 Risk Factors.....................  Investing in the Exchange Notes involves substantial risks. We refer you to "Risk
                                    Factors" on page 20 for a description of
                                    some of the risks you should consider before
                                    investing in the Exchange Notes.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The selected historical consolidated financial data for fiscal 1994 through 1998 were derived from the Consolidated Financial Statements of Garden State and should be read in conjunction with such financial statements and the related notes included in this prospectus. The selected historical consolidated financial data for the nine months ended March 31, 1998 and 1999 were derived from the unaudited consolidated financial statements of Garden State and, in the opinion of management, include all adjustments (all of which are of normal, recurring nature) necessary for a fair presentation of such data. The results of operations for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the entire fiscal year. The selected historical consolidated financial data of Garden State is qualified by reference to, and should be read together with, the Consolidated Financial Statements of Garden State and related notes thereto included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                          1994         1995          1996        1997         1998         1998         1999
-----------------------------------------------------------------------------------------------------  -------------------------
                                                       FISCAL YEARS ENDED JUNE 30,                         NINE MONTHS ENDED
                                      ---------------------------------------------------------------          MARCH 31,
                                                                                                       -------------------------
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA (a):
Revenues
    Advertising.................        $159,653     $179,268     $197,954     $243,023     $331,999     $234,333     $306,797
    Circulation.................          35,259       42,589       53,513       64,890       89,039       64,308       80,629
    Other.......................           1,792        3,260        7,546       11,428       14,383       10,632       11,479
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total Revenues..................         196,704      225,117      259,013      319,341      435,421      309,273      398,905
Cost of Sales...................          68,531       79,002       99,535      108,070      145,412      103,185      131,454
Selling, General and
Administrative..................          89,278      101,015      112,747      140,477      189,137      134,790      176,366
Management Fees.................           1,552        1,666        2,008        2,205        2,757        2,002        2,279
Depreciation and Amortization...          19,900       18,710       21,841       24,689       38,857       26,229       31,756
Interest Expense................          24,623       25,806       27,414       31,903       45,311       32,203       40,463
Gain on Sale of Newspaper
    Property....................           6,536        4,153        8,291       30,575       31,829       31,829           --
Income (Loss) Before Income Taxes
    and Extraordinary Loss......         (15,253)         684         (752)      34,577       34,392       33,537        8,666
Net Income......................          18,716        1,048        1,260       24,739       29,600       28,007        2,982
OTHER FINANCIAL DATA:
EBITDA (b)......................         $37,343      $43,434      $44,723      $68,589      $98,115      $69,296      $88,806
Capital Expenditures............           3,380        4,284        8,079        8,836        9,683        6,621        8,154
Cash Flow from:
    Operating Activities........           7,039       22,876        8,658       31,438       55,350       36,475       38,801
    Investing Activities........          (9,840)       1,255        6,900     (148,657)    (207,026)    (184,398)     (64,571)
    Financing Activities........           3,105      (15,742)     (28,226)     121,748      143,731      142,402      104,858
Ratio of Earnings to Fixed
    Changes (c).................              --         1.0x           --         1.9x         1.6x         1.9x         1.2x
BALANCE SHEET DATA:
Intangible Assets (Net).........        $143,190     $134,409     $118,396     $230,938     $365,718     $381,665     $399,636
Total Assets....................         252,561      250,500      240,759      414,431      639,643      644,445      773,094
Long-Term Debt and Capital
    Leases......................         235,147      223,847      210,589      350,822      517,330      513,173      657,573
Other Long-Term Liabilities and
    Obligations.................           3,852        5,042        8,101        5,488        6,963        6,617        7,102
Total Shareholder's Equity
(Deficit).......................         (23,100)     (22,052)     (20,792)       3,947       33,547       31,954       23,943

------------


(FOOTNOTES ON THE FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)


(a) Revenues and operating expenses are affected by the following acquisition and disposition transactions. The revenue numbers provided below are from the actual fiscal year results of operations of the respective newspapers since the date of acquisition or prior to their disposition.

         (1) On May 31, 1994, the Company purchased the assets of THE EXPRESS TIMES, which contributed $1.5 million to fiscal 1994 revenues of the Company.

         (2) On June 27, 1994, the Company closed the YPSILANTI PRESS, a daily newspaper published in Ypsilanti, Michigan, and sold its circulation list for $9.0 million. The sale resulted in a pre-tax gain of approximately $6.5 million. This newspaper contributed approximately $4.3 million in fiscal 1993 and $4.1 million of revenues in fiscal 1994 prior to its disposition.

         (3) On August 1, 1994, the Company sold substantially all the assets used in the publication of the BRISTOL PRESS and three weekly newspapers distributed in and around Bristol, Connecticut, for $14.5 million. The sale resulted in a pre-tax gain of approximately $4.2 million. This newspaper contributed approximately $6.2 million of revenue in fiscal 1994 and $0.5 million of revenue prior to its sale in fiscal 1995.

         (4) On November 18, 1994, the Company acquired substantially all the assets used in the publication of the GLOUCESTER COUNTY TIMES and TODAY'S SUNBEAM, daily newspapers located in Woodbury and Salem, New Jersey, respectively, for $10.9 million. These newspapers contributed approximately $8.4 million of revenues to the Company in fiscal 1995.

         (5) On August 31, 1995, the Company acquired substantially all the assets used in the publication of THE BERKSHIRE EAGLE, BENNINGTON BANNER and BRATTLEBORO REFORMER, daily newspapers published in Pittsfield, Massachusetts; Bennington and Brattleboro, Vermont, respectively, for approximately $34.6 million. These newspapers contributed approximately $21.6 million of revenues in fiscal year 1996.

         (6) On March 10, 1996, the Company acquired substantially all the assets used in the publication of the SAN MATEO COUNTY TIMES, a daily newspaper, and five weekly newspapers published in San Mateo County, California, for approximately $15.0 million. These newspapers contributed approximately $4.0 million of revenue to the Company in fiscal 1996.

         (7) On May 1, 1996, the Company sold the common stock of the Johnstown Tribune Publishing Company, which publishes The Tribune-Democrat and two weekly newspapers, distributed in and around Johnstown, Pennsylvania, for $50.6 million. The sale resulted in a pre-tax gain of approximately $8.3 million. These newspapers contributed approximately $14.9 million of revenues in fiscal 1996 prior to its sale and approximately $17.4 million in fiscal 1995. In connection with the sale of the Johnstown Tribune Publishing Company described above, the Company acquired the NORTH ADAMS TRANSCRIPT and the BRIDGETON NEWS, daily newspapers published in North Adams, Massachusetts, and Bridgeton, New Jersey, respectively. These newspapers contributed revenue of approximately $1.2 million in fiscal 1996.

         (8) On October 31, 1996, the Company acquired substantially all the assets used in the publication of the PASADENA STAR-NEWS, SAN GABRIEL VALLEY TRIBUNE, WHITTIER DAILY NEWS, TIMES-STANDARD and THE EVENING SUN, daily newspapers distributed primarily in Pasadena, West Covina, Whittier and Eureka, California, and Hanover, Pennsylvania, respectively, and seven weekly newspapers distributed in and around these same cities, for a total of approximately $130.0 million. These newspapers contributed $45.9 million of revenue to the Company in fiscal year 1997.

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

         (9) On February 13, 1997, the Company sold substantially all the assets used in the publication of the POTOMAC NEWS and two weekly publications for $47.7 million in cash plus an adjustment for working capital. The Company recognized a pre-tax gain on the sale of approximately $30.6 million, net of selling expenses, in its third fiscal quarter. These newspapers contributed approximately $7.5 million of revenues in fiscal year 1997 prior to their sale and approximately $12.0 million in fiscal year 1996.

         (10) On February 28, 1997, the Company acquired substantially all the assets used in the publication of the SENTINEL & ENTERPRISE, LEBANON DAILY NEWS and THE DAILY NONPAREIL, daily newspapers located in Fitchburg and Leominster, Massachusetts; Lebanon, Pennsylvania; and Council Bluffs, Iowa, respectively, and five weekly newspapers distributed in and around the same cities, for a total of approximately $51.2 million in cash. These newspapers combined contributed approximately $7.9 million of revenue to the Company in fiscal year 1997.

         (11) On July 31, 1997, the Company acquired substantially all the assets used in the publication of THE SUN, an evening newspaper published in Lowell, Massachusetts. The assets were purchased for approximately $60.8 million. THE SUN contributed $22.3 million of revenue in fiscal 1998.

         (12) On December 5, 1997, the Company sold substantially all the assets used in the publication of the NORTH JERSEY HERALD & NEWS and sixteen weekly publications for $43.0 million in cash plus an adjustment for working capital. The Company recognized a pre-tax gain on the sale of approximately $31.8 million, net of selling expenses. These newspapers contributed $16.2 million of revenues prior to the sale and $36.2 million in fiscal year 1997.

         (13) On December 16, 1997, the Company acquired substantially all the assets used in the publication of the PRESS-TELEGRAM, a daily newspaper published in Long Beach, California, for approximately $38.2 million in cash. Proceeds from the sale of the NORTH JERSEY HERALD & NEWS were used to fund the acquisition. This newspaper contributed approximately $22.7 million of revenue in fiscal year 1998.

         (14) On January 29, 1998, the Company acquired substantially all the assets used in the publication of the DAILY NEWS, a daily newspaper published in the San Fernando Valley of Los Angeles, California, for approximately $130.0 million. This newspaper contributed approximately $36.9 million of revenue to the Company in fiscal year 1998.

         (15) On May 1, 1998, the Company acquired substantially all the assets used in the publication of the VALLEY NEWS TODAY, a morning newspaper published five times a week in Shenandoah, Iowa, and seven weekly publications distributed primarily in Shenandoah and Dennison, Iowa. These assets were purchased for approximately $5.1 million in cash, plus covenants not to compete with a discounted value of $0.6 million. These newspapers contributed approximately $0.3 million of revenue to the Company in fiscal year 1998.

         (16) On May 11, 1998 the Company acquired substantially all the assets used in the publication of THE TRI-CITY WEEKLY, a weekly newspaper published in Eureka, California for approximately $2.6 million in cash, plus a covenant not to compete with a discounted value of $0.5 million. This newspaper contributed approximately $0.2 million of revenue to the Company in fiscal year 1998.

         (17) On August 22, 1998, the Company acquired, for approximately $47.0 million, a 50% interest in Charleston Newspapers, a joint venture, which publishes the CHARLESTON GAZETTE (morning) and CHARLESTON DAILY MAIL (evening) six days a week and the SUNDAY GAZETTE-MAIL, under the terms of a Joint Operating Agreement. This newspaper contributed approximately $6.8 million of revenue to the Company in the six-month period ended December 31, 1998.

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

         (18) Effective October 1, 1998, the Company acquired substantially all the assets used in the publication of THE DAILY TIMES, a morning newspaper published in Farmington, New Mexico, for $5.0 million in cash and discounted notes with the prior owners. This newspaper contributed approximately $1.7 million of revenue to the Company in the six-month period ended December 31, 1998.

         (b) EBITDA represents total revenues less cost of sales, selling, general and administrative expenses and management fees charged by MNS. Where any subsidiary is not wholly owned, revenues, cost of sales, management fees and selling, general and administrative expenses are included only to the extent of Garden State's common equity ownership on a fully diluted basis. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is an indicator and measurement of its leverage capacity and debt service ability. EBITDA should not be considered as a measure of profitability or liquidity or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the Company's Consolidated Financial Statements or any other GAAP measure as an indicator of the Company's performance.


         (c) For purposes of calculating the ratio of earnings to fixed charges, earnings means pre-tax income from continuing operations for such period plus fixed charges for such period except any interest capitalized for such period. Fixed charges means the sum of (i) interest, whether expensed or capitalized, (ii) amortization of debt expense and discount or premium and (iii) that portion of rental expense that is representative of interest. In fiscal years 1994 and 1996, earnings were not sufficient to cover fixed charges by $15.3 million and $0.8 million, respectively. The deficiencies reflect non-cash charges related to depreciation and amortization aggregating $19.9 million and $21.8 million in fiscal years 1994 and 1996, respectively.

           UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA



OPERATING RESULTS



     The following unaudited pro forma summary consolidated financial data of Garden State is based upon the historical Consolidated Financial Statements of Garden State incorporated by reference in this prospectus and have been prepared to illustrate the effects of the California Newspapers Partnership. The unaudited fiscal year ended June 30, 1998 and the nine months ended March 31, 1999 for the pro forma summary consolidated financial data gives effect to the California Newspapers Partnership as if it had occurred as of July 1, 1997 and 1998 respectively, for purposes of the income statement data. The unaudited pro forma summary consolidated financial data is not necessarily indicative of either the future results of operations or the results that might have occurred if the California Newspapers Partnership had been consummated on July 1, 1997 and 1998.



                                       FISCAL YEAR ENDED JUNE 30, 1998                 NINE MONTHS ENDED MARCH 31, 1999
                                 ---------------------------------------------    -----------------------------------------
                                                  CALIFORNIA                                      CALIFORNIA
                                                  NEWSPAPERS                                      NEWSPAPERS
                                 HISTORICAL     PARTNERSHIP (a)     PRO FORMA     HISTORICAL    PARTNERSHIP (a)    PRO FORMA
                                 ----------     ---------------    -----------    ----------    ---------------   -----------
                                                                          (IN THOUSANDS)
Revenues
Operating Revenues.............. $  435,421      $     121,581      $  557,002    $  398,905     $     98,923     $  497,828
                                 ----------     ---------------    -----------    ----------    ---------------   -----------
Cost of Sales...................    145,412             36,581         181,993       131,454           30,348        161,802
Selling, General and
  Administrative................    191,894             54,252         246,146       178,645           44,275        222,920
Depreciation and
  Amortization..................     38,857              7,385          46,242        31,756            5,538         37,294
Interest Expense................     45,311                 --          45,311        40,463               --         40,463
Gain on Sale of Assets..........    (31,829)                --         (31,829)           --               --             --
Other...........................     11,384                 --          11,384         7,921               --          7,921
                                 ----------     ---------------    -----------    ----------    ---------------   -----------
                                    401,029             98,218         499,247       390,239           80,161        470,400

Minority Interest...............         --             19,985          19,985            --           17,268         17,268
Income Before Income Taxes
  and Extraordinary Loss........     34,392              3,378          37,770         8,666            1,494         10,160

Income Tax Benefit
  (Provision)...................     (4,792)              (471)         (5,263)       (3,530)            (354)        (3,884)

Extraordinary Loss..............         --                 --              --        (2,154)              --         (2,154)
                                 ----------     ---------------    -----------    ----------    ---------------   -----------

Net Income...................... $   29,600      $       2,907      $   32,307    $    2,982     $      1,140     $    4,122
                                 ----------     ---------------    -----------    ----------    ---------------   -----------
                                 ----------     ---------------    -----------    ----------    ---------------   -----------



---------------

(FOOTNOTES ON PAGE 21)

              UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA



BALANCE SHEET DATA



     The following unaudited pro forma summary balance sheet data of Garden State is based upon the historical Consolidated Financial Statements of Garden State incorporated by reference in this prospectus and has been prepared to illustrate the effects of the California Newspapers Partnership. The pro forma balance sheet gives effect to the California Newspapers Partnership as if it had occurred as of March 31, 1999.



                                                           AS OF MARCH 31, 1999
                                            ------------------------------------------------------
                                              HISTORICAL        ADJUSTMENTS (b)         PRO FORMA
                                            --------------    -------------------      ------------
                                                                (IN THOUSANDS)
                 ASSETS
Current Assets:
  Cash and Cash Equivalents................  $     80,087        $         --           $    80,087
  Receivables, Net.........................        57,641               9,864  (i)           67,505
  Inventories of Newsprint and Supplies....         9,297               1,874  (i)           11,171
  Other Current Assets.....................         4,292                 290  (i)            4,582
                                             -------------       -------------          ------------
    Total Current Assets...................       151,317              12,028               163,345
  Net Property, Plant and Equipment........       191,318              77,930  (ii)         269,248
  Other Assets.............................       430,459              32,080  (ii)         462,539
                                             -------------       -------------          ------------
    Total Assets...........................  $    773,094        $    122,038           $   895,132
                                             -------------       -------------          ------------
                                             -------------       -------------          ------------

  LIABILITIES AND SHAREHOLDERS'S EQUITY (DEFICIT)

Current Liabilities:
Accounts Payable and Accrued Liabilities...  $     52,202        $      4,480  (iii)    $    56,682
Other Current Liabilities..................        15,985               3,245  (iii)         19,230
Current Portion of Long-Term Debt..........         6,184                  --                 6,184
                                             -------------       -------------          ------------
Total Current Liabilities..................        74,371               7,725                82,096
Long-Term Debt and Obligations Under
 Capital Leases............................       651,389                  --               651,389
Other Liabilities..........................         7,102                  --                 7,102
Deferred Income Taxes......................        16,289                  --                16,289
Minority Interest..........................            --             114,313  (iv)         114,313
Shareholder's Equity (Deficit):
  Common Stock.............................             1                  --                     1
  Additional Paid-In Capital...............        65,984                  --                65,984
  Deficit..................................       (42,042)                 --               (42,042)
                                             -------------       -------------          ------------
Total Shareholder's Equity (Deficit).......        23,943                  --                23,943
                                             -------------       -------------          ------------
Total Liabilities and Shareholder's
 Equity (Deficit)..........................  $    773,094        $    122,038           $   895,132
                                             -------------       -------------          ------------
                                             -------------       -------------          ------------



---------------

(FOOTNOTES ON PAGE 21)

        NOTES TO UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA



(a)  UNAUDITED PRO FORMA ADJUSTMENTS, OPERATING RESULTS



            The California Newspaper Partnership reflects the combined operations of The Sun Company of San Bernardino and Donrey California for the nine months ended March 31, 1999 and the fiscal year ended June 30, 1998, adjusted for the items described below:



     (i) Cost of goods sold was decreased to reflect the market price of newsprint and supplements.



     (ii) Selling, general and administrative expenses were decreased to eliminate corporate charges from the parent companies of The Sun Company of San Bernardino and Donrey California.



     (iii) Depreciation and amortization expense was decreased to reflect the fair market value of the assets contributed to the California Newspapers Partnership and the useful lives assigned to the assets.



     (iv) Minority interest in the California Newspapers Partnership related to Gannett's and Donrey's ownership interest was recorded.



     (v) Adjust income tax expense to reflect the increase in income associated with consolidating the operations of the California Newspapers Partnership with the Company.



(b)  UNAUDITED PRO FORMA ADJUSTMENTS, BALANCE SHEET DATA



            The following are pro forma adjustments required to consolidate the assets and liabilities contributed by Gannett and Donrey as of March 31, 1999.



     (i) Reflects the current assets contributed to the California Newspapers Partnership by The Sun Company of San Bernardino and Donrey California as of March 31, 1999.



     (ii) Reflects the estimated fair market value of property, plant and equipment and subscriber lists contributed to the California Newspapers Partnership by The Sun Company of San Bernardino and Donrey California.



     (iii) Reflects the current liabilities contributed to the California Newspapers Partnership by The Sun Company of San Bernardino and Donrey California as of March 31, 1999.



     (iv) Minority interest liability assumed in conjunction with the California Newspapers Partnership.

                                  RISK FACTORS

     BEFORE DECIDING TO SURRENDER YOUR ORIGINAL NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER YOU SHOULD BE AWARE THAT OUR ABILITY TO MAKE PAYMENTS OF INTEREST AND PRINCIPAL AND THE VALUE OF THE EXCHANGE NOTES IN THE SECONDARY MARKET ARE SUBJECT TO VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO EXCHANGE YOUR ORIGINAL NOTES FOR THE EXCHANGE NOTES PURSUANT TO THIS EXCHANGE OFFER.

HOLDING COMPANY STRUCTURE-OUR ABILITY TO MAKE PAYMENTS ON THE EXCHANGE NOTES DEPENDS ON OUR ABILITY TO RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS FROM OUR SUBSIDIARIES, INCLUDING FROM OUR NEWLY-FORMED JOINT VENTURE/PARTNERSHIP.

         Our ability to meet our obligations, including with respect to the Exchange Notes, will be dependent upon dividends and other distributions or payments from our subsidiaries, including the California Newspapers Partnership. The ability of our subsidiaries to dividend or distribute or make other payments to Garden State depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings. In the event of bankruptcy proceedings affecting a subsidiary, to the extent we are recognized as a creditor of that subsidiary, our claim would still be subordinate to any security interest in or other lien on any assets of that subsidiary and to any of its debt and other obligations that are senior to the payment of the Exchange Notes. On May 12, 1999, we repurchased all the remaining outstanding Senior Subordinated Secured Notes due 2004.

         Under its partnership agreement, the California Newspapers Partnership is expected to distribute on a monthly basis its earnings or other funds that are available for distribution, less amounts to be retained for working capital and capital expenditures, to the partners. We cannot be certain of the availability of distributions from the California Newspapers Partnership and the lack of any such distributions may adversely affect our ability to pay interest and principal on the Exchange Notes or meet our other obligations.


         Under agreements with the other shareholder of The Denver Post Corporation, available cash flow of The Denver Post Corporation will be used to service and pay down debt attributable to The Denver Post Corporation, including approximately $61.0 million of the debt incurred under the new credit facility in conjunction with the Denver
         Newspapers transactions previously discussed.


SUBORDINATION-YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS JUNIOR TO OUR BANK AND OTHER UNSUBORDINATED INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

         Payments on the Exchange Notes are subordinated to all of our existing and future indebtedness including amounts under our new credit facility, other than trade payables and future indebtedness that expressly provides that it is equal to or subordinated in right of payment to the Exchange Notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full before any payment may be made with respect to the Exchange Notes.

         In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the Exchange Notes will participate on a PARI PASSU (or equal) basis with trade creditors and all other holders of our senior subordinated indebtedness. However, because the Indenture requires that amounts otherwise payable to holders of the Exchange Notes in a bankruptcy or similar proceeding be paid instead to holders of senior debt until they are paid in full, holders of the Exchange Notes may receive less, ratably, than holders of trade payables and other senior subordinated debt in any such proceeding. In addition, any acceleration of the indebtedness under our new credit facility will, and acceleration of our other indebtedness may, constitute an event of default under the Indenture. If an event of default exists under our new credit facility or certain other senior indebtedness, the Indenture may restrict payments on the Exchange Notes until holders of such other indebtedness are paid in full or such default is cured or waived or has otherwise ceased to exist. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of the Exchange Notes may receive less, ratably, than the holders of trade payables and other senior subordinated debt.

SUBSTANTIAL LEVERAGE-OUR SUBSTANTIAL INDEBTEDNESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

         We have, a significant amount of indebtedness. In addition, subject to the restrictions contained in our indebtedness agreements, we expect to incur additional indebtedness from time to time to finance acquisitions, for capital expenditures, to fund working capital and for general business purposes.


         The following chart presents certain important credit information assuming that the Company had borrowed approximately $265.0 million under our amended and restated credit agreement as of March 31, 1999.



                                                               AT MARCH 31, 1999
                                                                   PRO FORMA
                                                                   ---------
                                                              (DOLLARS IN MILLIONS)
             Total indebtedness..............................        $864.3


         Our substantial indebtedness could have important consequences to you. For example, it could:

                  - make it more difficult for us to satisfy or refinance our obligations with respect to the Exchange Notes and our other indebtedness;

                  - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

                  - impair our ability to obtain additional financing for, among other things, working capital, capital expenditures, acquisitions or other general corporate purposes, or prevent us from obtaining financing to repurchase the Exchange Notes from you upon a change of control;

                  - make us less attractive to prospective or existing customers or less attractive to potential acquisition targets; and

                  - limit our flexibility to adjust to changing business and market conditions, and make us more vulnerable to a downturn in general economic conditions as compared to our competitors that have less debt.

         In addition, our failure to comply with the financial and other restrictive covenants contained in our indebtedness agreements could result in an event of default under such indebtedness, which if not cured or waived, could have a material adverse effect on us. If we cannot meet or refinance our obligations when they are due, we may have to sell assets, reduce capital expenditures or take other actions, which could have a material adverse effect on us.

         We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the Exchange Notes, or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our indebtedness, including the Exchange Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the Exchange Notes, on commercially reasonable terms or at all.

CHANGE OF CONTROL OFFER-WE MAY NOT BE PERMITTED TO PURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE.

         Upon the occurrence of certain specific change of control events, we will be required to offer to purchase all outstanding Exchange Notes from you. However, a change of control may also constitute an event of default under our new credit facility that would permit the lenders to accelerate the debt thereunder. In addition, our new credit facility restricts our ability to purchase the Exchange Notes upon a change of control. Therefore, prior to purchasing the Exchange Notes upon a change of control, we must either repay the indebtedness under our new credit facility or obtain the consent of the lenders thereunder. If we do not repay our new credit facility or obtain such consent, we will be prohibited from offering to purchase the Exchange Notes.

         The source of funds for any purchase of the Exchange Notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by an existing or new controlling person. We cannot assure you that any of these sources will be available. Upon the occurrence of a change of control event, we may seek to refinance the indebtedness outstanding under our new credit facility and the Exchange Notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we may not have the funds necessary to finance the required change of control offer. We refer you to "Description of Exchange Notes-Certain Covenants-Change of Control."

FRAUDULENT CONVEYANCE-THE APPLICATION OF FRAUDULENT CONVEYANCE LAWS COULD AFFECT THE ENFORCEABILITY OF THE EXCHANGE NOTES OR RESULT IN THEIR SUBORDINATION.


         A portion of the proceeds from the sale of the Original Notes were used to pay dividends to our sole shareholder, who in turn used such proceeds to repurchase, the MediaNews Group Senior Discount Debenture due 2006.


         If a court voided the dividend as a result of a fraudulent conveyance or because the court deemed the dividend unlawful, the court could disallow the obligations represented by the Exchange Notes or subordinate the obligations represented by the Exchange Notes to the claims of other creditors of Garden State.

         Although laws differ among various jurisdictions, in general, the obligations represented by the Exchange Notes could be found to be a fraudulent conveyance if:

         - the dividend was paid with actual intent to hinder, delay or defraud creditors; or

         - Garden State did not receive fair consideration or reasonably equivalent value for the note offering (because the proceeds of the note offering were used to pay a dividend) and Garden State was any of the following:

                  1. insolvent or was rendered insolvent because of issuance of the Exchange Notes and the dividend;

                  2. engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

                  3. intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

THE CALIFORNIA NEWSPAPERS PARTNERSHIP PUT OPTIONS-WE MAY BE REQUIRED TO PURCHASE THE EQUITY INTEREST OF THE OTHER PARTNERS COMMENCING AFTER JANUARY 1, 2003.

         Donrey and Gannett have the right to require Garden State to effect the purchase of their interests in the California Newspapers Partnership, in the case of Donrey at any time on or after January 1, 2005 and in the case of Gannett at any time on or after January 1, 2003, at the then appraised fair market value. We would be required to consummate the purchases of such interests for cash within two years of the determination of such value. We cannot be sure that we will have sufficient cash on hand to fund any such purchase or that third party financing would be available or available on acceptable terms. Even if we have sufficient cash on hand to fund the purchase or can obtain acceptable financing, the actual funding of any such purchase could have a material adverse effect on us.

THE DENVER POST CORPORATION PUT OPTION-WE MAY BE REQUIRED TO PURCHASE THE EQUITY INTERESTS OF THE OTHER SHAREHOLDERS OF THE DENVER POST CORPORATION COMMENCING AFTER JUNE 30, 2001.



         The other shareholders of The Denver Post Corporation have the right to require us to purchase their shares at any time between June 30, 2001 and July 1, 2004, at the then appraised fair market value. We would be required to consummate the purchase of such interests for cash within one year of the determination of such value. We cannot be sure that we will have sufficient cash on hand to fund any such purchase or that third party financing would be available or available on acceptable terms. Even if we have sufficient cash on hand to fund the purchase or can obtain acceptable financing, the actual funding of any such purchase could have a material adverse effect on us.

CYCLICALITY-OUR REVENUES ARE CYCLICAL.

         Our advertising revenues, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, advertising revenues have increased with the beginning of an economic recovery, principally with increases in classified advertising for employment, housing and automobiles. Decreases in advertising revenues have historically corresponded with general economic downturns and recessionary regional and local conditions. We believe, however, that the diversity of our geographical operations mitigates, to some degree, the effects of an economic downturn to the extent such downturn is regional. We refer you to "Business-Industry Background."

NEWSPRINT COSTS-FLUCTUATIONS IN NEWSPRINT COSTS MAY AFFECT OUR FINANCIAL
RESULTS.

         The steady decline in newsprint prices continues as North American newsprint supplies continue to exceed demand. The price declines began in November of 1998, and since that time, the average price has dropped approximately $60 per metric ton for 30 pound newsprint. While North American newsprint is currently averaging $520 per metric ton, the Company has been able to purchase newsprint from Europe and Asia at prices under $500 per metric ton. Newsprint prices may continue to decline as newsprint producer's inventories are expected to grow in the near term.


         To minimize the influence of newsprint price fluctuations, Garden State, through MediaNews Group and MNS, has entered into fixed price newsprint contracts and newsprint swap agreements, which expire over the next twelve months to ten years. The weighted average price for newsprint under both the fixed price newsprint contracts and the newsprint swap, for fiscal 1999 is $552 per metric ton and for fiscal 2000 is $566 per metric ton. About 50% of Garden State's fiscal year 2000 consumption is expected to be purchased under these price contracts. In addition, Garden State has a contract that allows it to purchase 36,000 metric tons per year at a price equal to the lowest price at which newsprint is sold to large North America newsprint purchasers, subject to quarterly adjustment.


COMPETITION-COMPETITION COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our revenue generation depends primarily upon the sale of advertising and paid circulation. Our competitors for advertising and circulation include local and regional newspapers, radio and television broadcast, cable television, direct mail, electronic media, including the "Internet," and other communications and advertising media which operate in our markets. Some of our competitors are larger and have greater financial resources than we do. The extent and nature of our competition in any particular newspaper market is in large part determined by the location and demographics of the market and the number of media alternatives in that market.

         Currently, our newspapers do not compete directly with other daily newspapers covering local news in the core of any of our markets. Although there can be no assurance that a competitor will not enter one or more of our markets and become successful, we believe that entry by a direct competitor in our daily newspaper markets is unlikely for the foreseeable future.

FULL IMPLEMENTATION OF OPERATING STRATEGY; FUTURE ACQUISITIONS AND/OR JOINT VENTURES-FAILURE TO IMPLEMENT OUR OPERATING STRATEGY COULD HAVE A MATERIAL ADVERSE EFFECT ON US; FUTURE ACQUISITIONS AND/OR JOINT VENTURES MAY MATERIALLY CHANGE OUR CORPORATE STRUCTURE AND ACCESS TO CASH FLOW FROM OUR OPERATING UNITS.

         Our operating strategy includes acquiring newspaper assets in markets contiguous to existing newspaper markets or in markets where we believe opportunities for clustering exist. The clustering strategy includes implementing certain operating improvements and adopting new advertising strategies to capitalize on perceived synergies. We may not be able to fully implement our strategy with respect to any recent or future acquisitions or to realize the anticipated results of our clustering strategy, including the reduction of certain operating expenses.

CONTROL OF GARDEN STATE-WE ARE EFFECTIVELY CONTROLLED BY TWO SHAREHOLDER GROUPS.


         The Singleton shareholder group and the Scudder shareholder group, own 92.5% of the MediaNews Group Common Stock and each in effect is entitled to elect one-half of all of the members of our board of directors and of our parent corporation, and to otherwise control us and our parent corporation, including with respect to mergers, liquidations and asset acquisitions and dispositions. There are no independent directors on our board of directors or our parent corporation's board of directors and neither we nor our parent corporation are under any obligation, and do not plan, to name one or more independent directors at this time.


YEAR 2000 RISK-YEAR 2000 ISSUES COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         As has been widely reported, many computer systems process dates based on two digits for the year of transaction and may be unable to process dates in the year 2000 and beyond. There are many risks associated with the year 2000 compliance issue, including but not limited to the possible failure of our systems and hardware with embedded applications. Any such failure could result in (1) our inability to obtain raw materials; (2) the malfunctioning of our printing, distribution or service processes, (3) our inability to properly bill and collect payments from our customers and/or (4) errors or omissions in accounting and financial data, any of which could have a material adverse effect on our results of operations and financial condition. In addition, there can be no guarantee that the systems of other companies, including our vendors, utilities and customers, will be converted in a timely manner, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on us.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES-AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES

         The Exchange Notes constitute a new class of securities for which there is no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, we can not assure you that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, it would have a material adverse effect on the market price and liquidity of the Exchange Notes and you may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all.

         If a market for the Exchange Notes does develop, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on these factors, the Exchange Notes may trade at prices that may be higher or lower than their principal amount. Declines in the liquidity and market price of the Exchange Notes may also occur independently of our financial performance or prospects. Any market for the Exchange Notes that does develop is subject volatility or disruptions or may be discontinued at any time.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

         IF YOU WISH TO EXCHANGE YOUR ORIGINAL NOTES FOR EXCHANGE NOTES, YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES. The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange.

         ORIGINAL NOTES THAT ARE NOT TENDERED OR ARE TENDERED BUT NOT ACCEPTED WILL, FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF. If you do not exchange your Original Notes for Exchange Notes pursuant to the Exchange Offer or your tender for exchange is not accepted, you will continue to be subject to the restrictions on transfer of your Original Notes as set forth in the legend on the Original Notes. Because the Original Notes were issued pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities laws, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom, or in a transaction not subject thereto. We do not intend to register the Original Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so except under limited circumstances. We refer you to "The Exchange Offer--Purpose of the Exchange Offer." Based on an interpretation by the staff of the

         Commission set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by holders thereof, other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such Exchange Notes are acquired in the ordinary course of your business, you do have no arrangement with any person to participate in the distribution of such Exchange Notes and neither you or any other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. If you tender your Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A broker-dealer that received Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that they will deliver a prospectus in connection with any resale of such Exchange Notes. We refer you to "Plan of Distribution."

         THE AMOUNT OF THE ORIGINAL NOTES TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL AFFECT THE MARKET FOR THE ORIGINAL NOTES AND THE EXCHANGE NOTES. To the extent that a significant amount of the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. For the same reason, to the extent that a large amount of Original Notes is not tendered or is tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. We refer you to "The Exchange Offer."

                                 USE OF PROCEEDS


     There will be no proceeds to Garden State from the exchange of the Original Notes pursuant to the Exchange Offer. We used the proceeds from the offering of the Original Notes to repay all the borrowings under our then existing credit facility, to repurchase our 12% Senior Subordinated Secured Notes, to pay a dividend to MediaNews Group, which then repurchased a portion of its Senior Discount Debentures due 2006, and for our general corporate purposes.


                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the Original Notes on March 16, 1999 to the initial purchasers pursuant to the Purchase Agreement. The initial purchasers subsequently sold the Original Notes to (a) qualified institutional buyers, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and to (b) persons in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the initial sale of the Original Notes, the Company and the initial purchasers entered into the Registration Rights Agreement on March 16, 1999. Pursuant to the Registration Rights Agreement, we agreed to
(1) file with the Commission within 75 days after the issue date of the Original Notes a registration statement under the Securities Act with respect to the Exchange Notes and (2) use our reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the issue date of the Original Notes. We agreed to issue and exchange the Exchange Notes for all Original Notes validly tendered and not withdrawn before the expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, we believe that if you, assuming you are not (1) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (2) you are not "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, exchange the Original Notes for the Exchange Notes in the ordinary course of business and you do not participate, intend to participate, or have an arrangement with any other person to participate, in the distribution of the Exchange Notes, you will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if you acquire the Exchange Notes in the Exchange Offer for the purposes of distributing or participating in the distribution of the Exchange Notes or are a broker-dealer, you cannot rely on the position of the staff of the Commission enumerated in these no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes if the Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities.

     Pursuant to the Registration Rights Agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer subject to the prospectus delivery requirements of the Securities Act for use in connection with any resale for a period of up to 180 days after the Expiration Date. We refer you to "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions in this prospectus and in the Letter of Transmittal, we will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Original Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (1) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer and (2) as a holder of the Exchange Notes you will not be entitled to the certain rights of holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

     As a holder of the Original Notes you do not have any appraisal or dissenter's rights under the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     We will be deemed to have accepted validly tendered Original Notes when, as and if we give oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from us.

     If you tender Original Notes in the Exchange Offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Exchange Notes for Original Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. We refer you to "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" means 5:00 p.m., New York City time, on August 20, 1999, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     If we elect to extend the Exchange Offer, we (1) will notify the Exchange Agent of any extension by oral or written notice, (2) mail to the registered holders of Original Notes an announcement thereof, and (3) issue a press release or other public announcement which shall include disclosure of the approximate number of Original Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     We reserve the right, in our sole discretion, (1) to delay accepting any Original Notes, (2) to extend the Exchange Offer, or (3) if any conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by us, which constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Original Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes bear interest at a rate equal to 8.625% per annum. Interest on the Exchange Notes is payable semiannually on each January 1 and July 1, commencing on the first such date following their date of issuance. Record holders of the Exchange Notes on December 15, 1999 will receive interest on January 1, 2000 for the semiannual period ended December 31, 1999. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, you must complete, sign and date the Letter of Transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (1) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (2) a timely confirmation of a book-entry transfer, referred to as a "Book-Entry Confirmation," of such Original Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedures for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (3) the holder must comply with the guaranteed delivery procedures described below.

     If you do not withdraw your tender of the Original Notes prior to the Expiration Date it will constitute an agreement between you and Garden State in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     If you are a beneficial owner of the Original Notes and your Original Notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, you should contact such intermediary promptly and instruct such intermediary to tender the Original Notes on your behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as described below under "--Withdrawal of Tenders," as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the section entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs, each an "Eligible Institution".

     If you sign the Letter of Transmittal even though you are not the registered holder of any Original Notes listed in the Letter of Transmittal, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes.

     If you sign the Letter of Transmittal or any Original Notes or bond powers in your capacity as trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, you should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes which are not tendered pursuant to the Exchange Offer, we reserve the right in our sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.


     By tendering, each holder will represent to us that, among other things,
(1) the Exchange Notes you acquired in connection with the Exchange Offer are being acquired by you in the ordinary course of business; (2) you have no arrangement or understanding with any person to participate in the distribution of Exchange Notes; (3) you are not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company; (4) if you are not a broker-dealer, that you are not engaged in and do not intend to engage in, the distribution of Exchange Notes; (5) if you are a broker-dealer, referred to as a "Participating Broker-Dealer," that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such Exchange Notes, provided that by so acknowledging and by delivering a prospectus, the Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act; and (6) that you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.


RETURN OF NOTES

     If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, such unaccepted, withdrawn or non-exchanged Original Notes will be returned to you without any expense to you as promptly as practicable. Under these circumstances, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depositary.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your Original Notes and (1) your Original Notes are not immediately available or (2) you cannot deliver your Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, you may effect a tender if:

         (a)      The tender is made through an Eligible Institution;

         (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal, or a facsimile thereof, together with the certificate(s) representing the Original Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) Such properly executed Letter of Transmittal, or facsimile thereof, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to you in order for you to tender your Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (1) specify the name of the person having deposited the Original Notes to be withdrawn, known as the "Depositor," (2) identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of such Original Notes, and (3) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered, including any required signature guarantees. All questions as to the validity, form and eligibility, including time of receipt of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist: (a) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the SEC, (b) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the Exchange Offer and any material adverse development shall have occurred in any existing action or proceeding with respect to the Company, and (c) all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the Exchange Offer.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may (1) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (2) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes as provided above under "--Withdrawal of Tenders," or (3) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     You may have certain rights and remedies against us under the Registration Rights Agreement should we fail to consummate the Exchange
Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to such condition or we may waive them in whole or in part at any time and from time to time in at our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement, including registration rights, of holders of the Original Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to our continuing obligations (1) to indemnify you (including any broker-dealers) and certain parties related to you against certain liabilities, including liabilities under the Securities Act, (2) to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of your Original Notes pursuant to Rule 144A, (3) to use our best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Notes by broker-dealers for a period of 180 days from the date on which the registration statement is declared effective, and (4) to provide copies of the latest version of the prospectus to all persons subject to the prospectus delivery requirements of the Securities Act upon their request for a period of 180 days from the date on which the registration statement is declared effective.

LIQUIDATED DAMAGES

     The following description of the Registration Rights Agreement is qualified in its entirety by the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which the Prospectus is a part. In the event of a failure to file, or to become effective, one or more registration statements as provided by the Registration Rights Agreement, we have agreed to pay, as liquidated damages, additional interest on Original Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which is given independent effect):

         (1) if (A) neither the Registration Statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") nor Shelf Registration Statement, as defined in the Registration Rights Agreement, is filed with the Commission on or prior to the Filing Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

         (2) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 120 days after the applicable filing date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 150th day following the date such Shelf Registration Statement was filed, then, commencing on the day after the 150th day following the applicable filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

         (3) if (A) we have not exchanged Exchange Notes for all Original Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of issue date of the Original Notes (other than after such time as all Original Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

                  provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that (x) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (y) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (z) upon the exchange of Exchange Notes for all Original Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause
                  (3)(B) above), Additional Interest on the Original Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (1), (2) or
(3) above will be payable in accordance with the terms of the Registration Rights Agreement.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


    BY REGISTERED OR CERTIFIED MAIL        BY HAND OR OVERNIGHT DELIVERY
         The Bank of New York                   The Bank of New York
        101 Barclay Street, 7E                   101 Barclay Street
      New York, New York 10286           Corporate Trust Window-Ground Level
     Attn: Reorganization Section              New York, New York 10286
                                             By Facsimile: (212) 815-6339
                                             (Eligible Institutions Only)


FEES AND EXPENSES

     All fees and expenses incident to compliance with the Registration Rights Agreement regarding this Exchange Offer shall be paid by us whether or not the Exchange Offer or a Shelf Registration becomes effective.

     We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by us and are estimated in the aggregate to be approximately $125,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. You are urged to consult their financial and tax advisors in making your decision on what action to take.

     The Original Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (1) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (2) in a transaction meeting the requirements of Rule 144 under the Securities Act, (3) outside the United States to a non United States person in a transaction meeting the requirements of Rule 904 under the Securities Act, (4) in accordance with another exemption from the registration requirements of the Securities Act, and subject to an opinion of counsel satisfactory to us if we so request, (5) to the Company, or (6) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT


     For accounting purposes, we will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer have been expensed in our fourth fiscal quarter.


     The Original Notes were issued, and the Exchange Notes are issuable, under the Indenture dated as of March 16, 1999, a copy of the form of which is filed with the SEC as an exhibit to our registration statement on Form S-4. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. The Exchange Notes and the Original Notes are deemed the same class of notes under the Indenture and are both entitled to the benefits thereof. The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference.

                         DESCRIPTION OF EXCHANGE NOTES

     The Original Notes have been, and the Exchange Notes offered by this prospectus will be issued under an Indenture dated as of March 16, 1999 (the "Indenture") between Garden State and The Bank of New York, as trustee (the "Trustee"). The following is a summary of certain provisions of the Indenture and is subject to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth under "--Definitions."

GENERAL

     The Notes will mature on July 1, 2011, will be limited to $300.0 million aggregate principal amount, of which $200.0 million are outstanding and are general unsecured obligations of Garden State. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "--Certain Covenants-Limitation on Additional Debt."

     The Exchange Notes will be payable both as to principal and interest at the office or agency of Garden State maintained for such purpose within the City and State of New York, or, at the option of Garden State, payment of interest may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the Note holder register. Unless otherwise designated by Garden State, Garden State's office or agency in New York will be the office of the Trustee, maintained for such purpose. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months. Notes will be transferable and exchangeable at the offices of the Trustee. The Notes will be issued in fully registered form, without coupons, in principal amounts of $1,000 and any integral multiple thereof.


     Interest on the Exchange Notes will accrue at the rate per annum stated on the front cover page, and will be payable semiannually in arrears on July 1 and January 1 of each year, to the persons who are registered holders thereof at the close of business on June 15 or December 15 preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance.


SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full in cash of all existing and future Senior Debt of Garden State, including the Garden State Credit Facility. The Exchange Notes will be general unsecured obligations of the Company ranking PARI PASSU in right of payment with the existing Senior Subordinated Notes and all other future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company which is made expressly junior thereto.

     Upon any payment or distribution of assets to creditors of Garden State upon any dissolution or winding up or total or partial liquidation or reorganization of Garden State, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Garden State or its property, in an assignment for the benefit of creditors or any marshaling of Garden State's assets and liabilities, the holders of Senior Debt of Garden State will first be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest accruing after or which would accrue but for the occurrence of the commencement of any such proceeding, at the rate specified in the applicable Senior Debt whether or not such interest is an allowable claim in any such proceeding) before any payment or distribution is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise and, until all Obligations with respect to Senior Debt of Garden State have been paid in full in cash, any distribution to which the holders of the Notes otherwise would be entitled shall be made to the holders of Senior Debt (except that holders of the Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and to any securities issued in exchange for Senior
Debt).

     Garden State also may not make any payment upon or distribution in respect of the Exchange Notes or acquire any of the Exchange Notes for cash or property or otherwise (except in or for such subordinated securities) if
(i) a default in the payment of the principal of, premium, if any, or interest on Senior Debt occurs and is continuing beyond any applicable period of grace (whether upon maturity, at a date fixed for prepayment, as a result of acceleration or otherwise) (a "payment default") or (ii) any other default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Exchange Notes) with respect to any Designated Senior Debt as to which the holders of such Designated Senior Debt would have the right to accelerate its maturity (a "nonpayment default"), as a result of such default, and, in either case, the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Debt. Payment on the Exchange Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived and (ii) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage in respect of any nonpayment default may be commenced within 360 days after receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be made the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days. The Indenture will further require that Garden State promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

MANDATORY REDEMPTION

     Except as set forth under "--Certain Covenants-Change of Control," and "--Certain Covenants-Limitation on Sales of Assets," Garden State will not be required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

OPTIONAL REDEMPTION

     The Exchange Notes will not be redeemable at Garden State's option prior to July 1, 2004. On and after such date, the Exchange Notes will be subject to redemption at Garden State's option, in whole or in part, in amounts of $1,000 or integral multiples thereof, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve month period commencing on July 1 of the years indicated below:

YEAR                                                                 PERCENTAGE
----                                                                 ----------
2004...............................................................   104.312%
2005...............................................................   102.875%
2006...............................................................   101.438%
2007 and thereafter................................................   100.000%

     In addition, at any time, or from time to time, on or prior to July 1, 2002, Garden State may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of Exchange Notes originally issued at a redemption price equal to 108.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such redemption, PROVIDED that at least $130.0 million aggregate principal amount of Exchange Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, Garden State shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

     As used herein, "Equity Offering" means the issuance and sale of Qualified Capital Stock of the Company.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON ADDITIONAL DEBT. The Indenture provides that Garden State and its Restricted Subsidiaries may not, directly or indirectly, Issue (including through any merger or consolidation to which Garden State or such Restricted Subsidiary is a party) any Debt, except that Garden State and/or its Restricted Subsidiaries may Issue Debt if (i) no Default or Event of Default shall have occurred and be continuing at such time or shall occur as a result of such issuance and (ii) at the time such Debt is so Issued and after giving effect thereto and to the application of the net proceeds therefrom, the Leverage Ratio of Garden State shall not be greater than 6.75 to 1, if such Debt is Issued on or prior to December 31, 1999, 6.25 to 1, if such Debt is Issued after December 31, 1999, but on or prior to December 31, 2001, and 6.0 to 1, if such Debt is Issued after December 31, 2001.

     The limitations set forth in the immediately preceding paragraph will not apply to: (i) the Notes; (ii) Existing Debt; (iii) Debt under the Garden State Credit Facility, PROVIDED that the aggregate amount of such Debt does not, at any time, exceed $350.0 million, less any prepayments or scheduled payments actually made thereunder (to the extent, in the case of prepayments on revolving credit indebtedness, that the corresponding commitments have been permanently reduced); (iv) Debt owing from or to Garden State and its Restricted Subsidiaries, PROVIDED that any Debt owing from Garden State to its Restricted Subsidiaries is subordinated to the Notes; (v) other Debt issued hereafter not to exceed in the aggregate $50.0 million at any one time outstanding; (vi) Debt in respect of Capitalized Lease Obligations not to exceed in the aggregate $25.0 million at any one time outstanding (including those outstanding on the Issue Date); (vii) Acquired Debt; and (viii) any extension, renewal or replacement of the Debt described in clauses (i) and
(ii) above, PROVIDED that (a) the aggregate principal amount of Debt so issued (or, if such Debt is issued at a price less than the principal amount thereof, the original issue price) shall not exceed the aggregate principal amount of the Debt being extended, renewed or replaced, (b) any Debt so issued shall not mature prior to the stated maturity of the Debt being extended, renewed or replaced, and (c) the Debt so issued shall not have an Average Life less than the remaining Average Life of the Debt to be extended, renewed or replaced.

     LIMITATION ON SENIOR SUBORDINATED DEBT. The Indenture provides that Garden State will not, directly or indirectly, become liable, contingently or otherwise, with respect to any Debt that is subordinated or junior in right of payment to any Senior Debt of Garden State and senior in right of payment to the Notes.

     LIMITATION ON LIENS SECURING CERTAIN DEBTS. The Indenture provides that Garden State will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens to secure any Debt of Garden State which is PARI PASSU with or subordinate in right of payment to the Exchange Notes, other than Liens existing on the date of the Indenture with respect to the Senior Subordinated Secured Notes, unless the Exchange Notes are secured equally and ratably with such Debt (but on a senior basis if such other Debt is subordinate to the Exchange Notes) as long as such Debt is so secured.

     LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that Garden State will not, and will not permit any of its Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment; PROVIDED, however, that Garden State and its Restricted Subsidiaries may make Restricted Payments so long as at the time of the making of such Restricted Payment and after giving effect thereto:

         (a) no Default or Event of Default shall have occurred or be continuing as a consequence thereof;

         (b) immediately after giving effect to such Restricted Payment, Garden State would have been permitted to incur $1.00 of additional Debt pursuant to the terms of the first paragraph under the "--Limitation on Additional Debt" covenant; and

         (c) the aggregate amount expended by Garden State and its Restricted Subsidiaries in connection with all Restricted Payments made subsequent to October 1, 1997 shall not exceed the sum of (i) Garden State's Cumulative Credit (or, in the event such aggregate Cumulative Credit shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) from the Issue Date; (ii) 100% of the Net Cash Proceeds received by Garden State from any Person (other than a Subsidiary of Garden State) from the issuance and sale subsequent to October 1, 1997 of Qualified Capital Stock of Garden State (excluding (A) Qualified Capital Stock made as a distribution on any Capital Stock or as interest on any Debt and (B) any such Net Cash Proceeds from issuances and sales of Qualified Capital Stock, where the purchase is financed directly or indirectly using funds borrowed from Garden State or any Subsidiary of Garden State); (iii) 100% of the Net Cash Proceeds received by Garden State from the exercise of options or warrants on Qualified Capital Stock of Garden State since October 1, 1997 (other than from a Subsidiary of Garden State); (iv) 100% of the Net Cash Proceeds received by Garden State from the conversion into Qualified Capital Stock of convertible Debt or convertible Preferred Stock issued and sold since October 1, 1997 (other than from a Subsidiary of Garden State); (v) 100% of the aggregate net proceeds of any
                  (a) sale or other disposition of Restricted Investments (which Investment was made after October 1, 1997) made by the Company or a Restricted Subsidiary of the Company, (b) dividends, whether liquidating or otherwise, from, or the sale of capital stock of, an Unrestricted Subsidiary, or (c) dividends, whether liquidating or otherwise, from Restricted Investments; and (vi) $40.0 million.

     Notwithstanding the foregoing, this restriction will not prevent (A) the payment of any dividend within 60 days after the date of declaration if the dividend would have been permitted on the date of declaration; (B) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the acquisition of Capital Stock of Garden State which is funded either by the exchange of shares of Qualified Capital Stock of Garden State or from the Net Cash Proceeds of the substantially concurrent sale for cash of shares of Qualified Capital Stock of Garden State (other than to a Subsidiary of Garden State) which amount shall not then be included in (c)(ii) of the immediately preceding paragraph; (C) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the purchase for value of shares of Capital Stock or warrants, options or other rights to acquire Capital Stock held by directors, officers or employees of Garden State upon death, disability, retirement or termination of employment in an aggregate amount not to exceed $3.0 million in any twelve-month period; and (D) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, and immediately after giving effect to such Restricted Payment, Garden State would have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the first paragraph under the "--Limitation on Additional Debt" covenant, the redemption, purchase or retirement by Garden State of the ANI Senior Discount Debentures or the payment of dividends to ANI in an amount sufficient to allow ANI to redeem, repurchase, or retire the ANI Senior Discount Debentures, PROVIDED, in each such case, the proceeds are forthwith so used.

     LIMITATION ON SALES OF ASSETS. The Indenture provides that Garden State and its Restricted Subsidiaries may not, directly or indirectly, consummate any Asset Sale unless: (a) at least 85% of the consideration therefor received by Garden State or such Restricted Subsidiary shall be in the form of cash or Cash Equivalents, PROVIDED, that the amount of (i) any liabilities (as shown on Garden State's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Garden State or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets shall be excluded from such calculation and (ii) any notes or other obligations received by Garden State or any such Restricted Subsidiary from such transferee that are immediately converted by Garden State or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed, to the extent of cash so received, to be cash for purposes of this provision; (b) Garden State or such Restricted Subsidiary shall have received consideration in such Asset Sale at least equal to the fair market value of the assets sold in such Asset Sale (as determined in good faith by the Board of Directors of Garden State); and (c) such Asset Sale is approved in writing by the Board of Directors of Garden State; PROVIDED, HOWEVER, that clause (a) shall not apply to the extent an Asset Sale consists of the exchange of one or more newspapers for another newspaper or other Permitted Investments.

     Garden State will, and will cause each such Restricted Subsidiary to, commit to apply the Net Cash Proceeds from any such Asset Sale within 270 days of receipt thereof, and will, and will cause such Restricted Subsidiary to, apply such Net Cash Proceeds within 360 days of receipt thereof to (i) reinvestment by Garden State or such Restricted Subsidiary in property or assets to be employed in a Permitted Business, (ii) the permanent repayment of Debt (including premium) of Garden State or its Restricted Subsidiaries that is held by a person other than a Restricted Subsidiary or Affiliate of Garden State, or (iii) the repurchase of Notes tendered as described in the immediately succeeding paragraph. Any Net Cash Proceeds from Asset Sales that are not applied as provided in clause (i) or (ii) of the preceding sentence shall constitute excess proceeds ("Excess Proceeds").

     In the event Garden State or any Restricted Subsidiary shall have received any Excess Proceeds, Garden State will make an offer to all holders of the Notes to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds, at an offer price, in cash in an amount equal to 100% of the outstanding principal amount thereof, plus the accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to an offer to purchase is less than the Excess Proceeds, Garden State may use such excess for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Notwithstanding the foregoing, if after applying any Net Cash Proceeds received from Asset Sales in accordance with clauses (i) and (ii) of the immediately preceding paragraph, Excess Proceeds are less than $10.0 million, the application of such Excess Proceeds to repurchase the Notes may be deferred until such time as such Excess Proceeds are at least equal to $10.0 million, at which time Garden State or such Restricted Subsidiary shall apply all such Excess Proceeds to repurchase the Notes.

     In the event the repurchase of the Notes with Excess Proceeds constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at the time it is required, Garden State will be required to comply with Rule 14e-1 as then in effect with respect to such repurchase.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that Garden State will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (or series of related transactions) (each a "Transaction") with any Affiliate of Garden State or any Unrestricted Subsidiary of Garden State, including, without limitation, any sale, purchase, lease or loan or any other direct or indirect payment, transfer or other disposition of assets, property or services, unless (a) such Transaction is on terms no less favorable to Garden State or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with an independent third party (the "Fairness Condition") and (b) prior to effecting such Transaction, Garden State shall deliver to the Trustee (i) with respect to any Transaction involving aggregate consideration in excess of $1.0 million, an officers' certificate certifying that a majority of the disinterested members of the Board of Directors of Garden State has approved such Transaction and has determined that the terms of such Transaction satisfy the Fairness Condition and (ii) in addition, with respect to any Transaction involving (x) aggregate consideration in excess of $1.0 million in which there are no disinterested directors or (y) aggregate consideration in excess of $10.0 million, a written opinion from a nationally recognized investment banking firm stating that the terms of such Transaction satisfy the Fairness Condition or are fair to Garden State or such Restricted Subsidiary from a financial point of view. Clause (b)(ii)(y) shall not apply to purchases of newsprint in the ordinary course of business by Garden State and its Restricted Subsidiaries from Affiliates of Garden State or of its Restricted Subsidiaries. Notwithstanding the foregoing, this provision will not apply to (A) any Transaction between Garden State and a Restricted Subsidiary of Garden State, or between Restricted Subsidiaries of Garden State (PROVIDED that in the case of any Restricted Subsidiary that is not a Wholly Owned Subsidiary, no affiliate of Garden State is a direct or indirect investor in such Subsidiary other than through Garden State), and any transaction, in the ordinary course of business, between Garden State and its Restricted Subsidiaries, on the one hand, and Denver Newspapers or its wholly owned subsidiaries (as long as Denver Newspapers is a Subsidiary of ANI), on the other hand, (B) the making of Permitted Investments, (C) the making of Restricted Payments in accordance with the "--Limitation on Restricted Payments" covenant, and (D) the making of Permitted Intercompany Payments. In connection with this covenant, any determination regarding whether a director is "disinterested" will be made on the basis of whether such director has, among other things, a personal stake in the business or transactions requiring any such determination to be made.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that Garden State will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Garden State to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to Garden State or a Restricted Subsidiary of Garden State, (ii) make loans or advances to Garden State or a Restricted Subsidiary of Garden State or (iii) transfer any of its properties or assets to Garden State, except for encumbrances or restrictions existing under or by reason of (A) applicable law or provisions in effect on the Issue Date, (B) the Indenture, (C) agreements existing on the Issue Date,
(D) the Garden State Credit Facility, the Senior Subordinated Secured Notes or the Notes, (E) customary non-assignment provisions of any lease governing a leasehold interest of Garden State or a Restricted Subsidiary of Garden State, (F) any instrument governing or evidencing Acquired Debt of a Person at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired, PROVIDED that such Debt, and such encumbrance or restriction, is not incurred in connection with, or in contemplation of, such acquisition, (G) any encumbrances or restrictions contained in any Debt governing any refinancings of the Debt described in clause (C), PROVIDED that the encumbrances and restrictions contained in any such refinancing agreement or amendment, supplement or other modification are not materially less favorable to the Noteholders than encumbrances and restrictions contained in such agreements or (H) customary restrictions on such loans, advances or transfers contained in agreements governing Permitted Investments.

     INVESTMENT COMPANY ACT. The Indenture provides that Garden State will not take any action that would require it or any of its Restricted Subsidiaries to register as an investment company under the Investment Company Act of 1940.

     REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION. The Indenture provides that Garden State shall file with the Trustee and mail to each holder of Notes, within 15 days after filing with the Commission, copies of the annual, quarterly and current reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that Garden State is not required by law to remain subject to the periodic reporting requirements of the Exchange Act, it will nonetheless continue to file with the Commission and deliver to the Trustee, and to each holder of Notes such annual, quarterly and current reports which are specified in

Section 13 or 15(d) of the Exchange Act. In addition, Garden State shall, at its cost, deliver to each holder of the Notes quarterly and annual reports substantially equivalent to those which would be required under the Exchange Act.

     LIMITATION ON BUSINESS. The Indenture provides that Garden State will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business.

     LIMITATION ON RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation is at that time permitted under "--Limitation on Restricted Payments" above. The Indenture also provides that the Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that (i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and the Restricted Subsidiaries of Debt, if any, of such redesignated Subsidiary for purposes of "--Limitation of Additional Debt" above; and (ii) unless such redesignated Restricted Subsidiary shall not have any Debt outstanding (other than Debt which would be permitted under "--Limitation on Additional Debt" above), no such designation shall be permitted if immediately after giving effect to such redesignation and the Incurrence of any such Debt, the Company could not incur $1.00 of additional Debt pursuant to the first paragraph described under "--Limitation on Additional Debt" above. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution of the Company's Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

     The Indenture provides that Subsidiaries that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to include a designation of all of the subsidiaries of such Unrestricted Subsidiary as Unrestricted Subsidiaries. As of the date of the Indenture, there are no Unrestricted Subsidiaries.

     CHANGE OF CONTROL. The Indenture will provide that upon the occurrence of a Change of Control, each holder will have the right to require Garden State to repurchase all or a portion of such holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase.

     Within ten (10) Business Days following the date upon which the Change of Control occurred, Garden State will send, by first class mail, a notice to each holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately prior to the Change of Control Payment Date.

     None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of Garden State. Garden State could, in the future, enter into certain transactions, including certain recapitalizations of Garden State, that would not constitute a Change of Control with respect to the Change of Control repurchase feature of the Indenture, but would increase the amount of Debt outstanding at such time. If a Change of Control were to occur, there can be no assurance that Garden State would have sufficient funds to purchase all of the Notes that it is required to repurchase. In the event that Garden State were required to purchase outstanding Notes pursuant to a Change of Control Offer, Garden State expects that it would need to seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Garden State would be able to obtain such financing. Accordingly, the obligation of Garden State to offer to repurchase the Exchange Notes may be of limited value if Garden State cannot obtain sufficient funding to repay all Debt then becoming due. A Change of Control may constitute an Event of Default under the Garden State Credit Facility, and permit the holders of the Debt thereunder to declare all amounts outstanding thereunder to be immediately due and payable.

     Restrictions in the Indenture described herein on the ability of Garden State and its Restricted Subsidiaries to incur additional Debt, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or

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

discourage a takeover of Garden State, whether favored or opposed by current management of Garden State. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage a leveraged buyout of Garden State. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspect of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. For example, the Company could in the future enter into certain transactions including acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     Garden State will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer.

MERGER OR CONSOLIDATION

     The Indenture provides that Garden State will not, in a single transaction or a series of related transactions, consolidate with or merge with or into another Person or adopt any plan of liquidation or sell all or substantially all of its assets, unless (i) either (x) Garden State shall be the surviving corporation or (y) the surviving Person (the "Survivor"), if other than Garden State, shall be a corporation, partnership or trust, organized and existing under the laws of the United States of America, one of the states thereof or the District of Columbia, (ii) the Survivor assumes by supplemental indenture all of the obligations of Garden State under the Indenture and the Notes, (iii) immediately after giving effect to such transaction (including any Debt incurred or anticipated to be incurred in connection with such transaction), (x) no Default or Event of Default shall have occurred and be continuing, (y) the Consolidated Net Worth of the Survivor is equal to or greater than that of Garden State immediately prior to the transaction, and (z) on a pro forma basis as if such transaction and the incurrence of any such Debt had occurred at the beginning of the four-quarter period immediately preceding such transaction, the Survivor or Garden State, as the case may be, would have been permitted to incur $1.00 of additional Debt under the first paragraph of the "--Limitation on Additional Debt" covenant and (iv) Garden State shall have delivered to the Trustee certain officers' certificates and opinions of counsel demonstrating compliance with each of the foregoing.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture to mean, among other things, (i) the failure by Garden State to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for 30 days; (ii) the failure by Garden State to pay the principal of, or premium, if any, on any Note when and as the same shall become due and payable, at maturity, upon acceleration, redemption or otherwise, including as a result of a Change of Control Offer or an Asset Sale; (iii) the failure by Garden State to comply with any of its agreements or covenants described under the heading "--Merger or Consolidation" above; (iv) the failure by Garden State to comply (A) with any of its agreements or covenants described under the "--Limitation on Restricted Payments" covenant, the "--Limitation on Additional Debt" covenant, the "--Limitation on Senior Subordinated Debt" covenant, the "--Limitation on Liens Securing Certain Debt" covenant or the "--Limitation on Sales of Assets" covenant described above, and the continuance of such failure for 30 days after written notice is given to Garden State by the Trustee or to Garden State and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding or (B) with any other agreements or covenants in the Notes or the Indenture and the continuance of such failure for 45 days after written notice is given to Garden State by the Trustee or to Garden State and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; (v) failure to pay at final maturity (after any stated grace period) the principal of and interest on one or more classes of Debt of Garden State or any of its Restricted Subsidiaries, whether such Debt is outstanding on the Issue Date or thereafter incurred having, individually or in the aggregate, an outstanding principal amount exceeding $10.0 million or more or any Debt having, individually or in the aggregate, an outstanding principal amount exceeding $10.0 million is declared due and payable prior to the stated maturity; (vi) certain final judgments, orders or decrees for the payment of money in excess of $10.0 million are entered against ANI or any of its Significant Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable and after the notice specified below; and (vii) certain events of bankruptcy, insolvency, foreclosure or reorganization of Garden State or any Significant Subsidiary. The Indenture provides that the Trustee must, within 90 days after the occurrence of a Default, give to the holders of the Notes notice of all uncured Events of Default known to it; PROVIDED that, except in the case of a Default relating to the payment of principal or interest in respect of such Notes, the Trustee will be protected in withholding such notice if a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interest

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

of the holders of the Notes. The Indenture provides that Garden State is required to furnish annually to the Trustee a certificate as to its compliance with the terms of the Indenture.

RIGHTS UPON DEFAULT

     Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of 25% in principal amount of the then outstanding Notes shall or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable by notice in writing to Garden State and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same (i) shall become immediately due and payable (other than an Event of Default resulting from the bankruptcy, insolvency or reorganization of Garden State, which shall result in automatic acceleration without the giving of any such notice) or (ii) if there are any amounts outstanding under the Garden State Credit Facility will become due and payable upon the first to occur of either (x) an acceleration, or a failure to pay at final maturity, under the Garden State Credit Facility, or (y) five Business Days after the notice of acceleration has been sent to Garden State and each of the representatives under the Garden State Credit Facility (if it is then outstanding) unless no Events of Default shall be then continuing.

     The holders of not less than a majority in aggregate principal amount of Notes outstanding are authorized to rescind any Declaration if all Events of Default then continuing (other than any Events of Default with respect to the nonpayment of principal of, or interest on, any Note which has become due solely as a result of such Declaration) have been cured, and to waive any default other than a default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes issued thereunder, unless the holders of such Notes have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

TRANSFER AND EXCHANGE

     Upon any transfer of an Exchange Note, the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Exchange Notes selected for redemption nor is the Registrar required to transfer or exchange any Exchange Notes for a period of 15 days before a selection of Exchange Notes to be redeemed. The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the Exchange Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

     The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by Garden State and the Trustee with the consent of the holders of a majority of the aggregate principal amount of the outstanding Notes, PROVIDED that no such modification, amendment or

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

instruction may, without the consent of the holder of each outstanding Note affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of the holders of which is required for any such supplemental indenture or the consent of such holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or (iv) amend, modify or change the obligation of Garden State to make or consummate a Change of Control Offer or to offer to purchase Notes using Excess Proceeds or waive any default in the performance thereof or modify any of the provisions or definitions in respect thereof.

     The holders of a majority of the aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

     The Indenture will provide that Garden State at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those with respect to the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If Garden State exercises its legal defeasance option, payment of the Notes may not be accelerated despite an Event of Default with respect thereto. Subject to the conditions described below, Garden State at any time may terminate its obligations under the covenants described under "--Certain Covenants," "--Change of Control" and "--Limitation on Sales of Assets" ("covenant defeasance") above. Garden State may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     In order to exercise either defeasance option (i) Garden State must have irrevocably deposited in trust (the "defeasance trust") with the Trustee, money, U.S. Government Obligations, or any combination thereof, sufficient to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be; (ii) Garden State shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing the opinion that the payment of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without reinvestment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (iii) Garden State shall have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of or constitute a default under the Indenture, or any other agreement or instrument to which Garden State is a party or by which Garden State is bound; (vi) Garden State shall have delivered to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit is not required to register as an investment company under the Investment Company Act of 1940, as amended; (vii) Garden State shall have delivered to the Trustee an opinion of counsel to the effect that the holder of Notes shall have a perfected security interest under applicable law in the U.S. Government Obligations so deposited; (viii) in the case of legal defeasance, Garden State shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Garden State has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holder of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (ix) in the case of covenant defeasance, Garden State shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (x) Garden State shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

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

GOVERNING LAW

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

DEFINITIONS

         "ACQUIRED DEBT" with respect to any Person, means (i) Debt of an entity, which entity is acquired by Garden State or any of its Subsidiaries after the date of the Indenture, (ii) Debt assumed which is secured by assets acquired by Garden State or any of its Subsidiaries, PROVIDED that the Debt in clauses (i) and (ii) is outstanding at the time of the acquisition of such entity or such assets, is not created in contemplation of such acquisition and, in the case of the acquisition of an entity, is not, directly or indirectly, recourse (including by way of set-off) to Garden State or its Restricted Subsidiaries or any of their respective assets, other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired, or (iii) Refinancings of Debt described in clauses
(i) and (ii), PROVIDED that in the case of Debt described in clause (i), the recourse with respect to such Refinancing Debt is limited to the same extent as the Debt so Refinanced.

         "ADJUSTED CONSOLIDATED OPERATING CASH FLOW" of a Person means the Consolidated Operating Cash Flow of such Person as determined on a consolidated basis in accordance with GAAP, consistently applied, after giving effect to the following: (i) if, during the period in which Consolidated Operating Cash Flow is being calculated, such Person or any of its Subsidiaries completed an Asset Sale, Consolidated Operating Cash Flow for such period shall be reduced by an amount equal to the pro forma Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the pro forma Consolidated Operating Cash Flow (if negative) directly attributable thereto for such period; and (ii) if, during the period in which Consolidated Operating Cash Flow is being calculated, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, pro forma Consolidated Operating Cash Flow shall be computed so as to give pro forma effect to the acquisition of such Person or business. Any such pro forma calculation may include (a) any adjustments that would, in the reasonable determination of the Company, set forth in an Officers' Certificate, satisfy the requirements of Rule 11-02(a) of Regulation S-X as if included in a registration statement filed with the Commission, and (b) any other operating expense reductions reasonably expected to result from any acquisition of assets, if such expected reductions are (i) set forth in reasonable detail in an operating plan, and (ii) limited to operating expenses specified in such plan (and, if any such reductions are set forth as a range, the lowest amount of such range) that would otherwise have resulted in the payment of cash within twelve months after the date of consummation of such transaction, net of any operating expenses (other than extraordinary items, non-recurring or temporary charges and other similar one-time expenses) reasonably expected to be incurred to implement such plan or to obtain goods or services (including without limitation personnel, occupancy and newsprint expenses) in replacement of goods and services that are being curtailed or eliminated to result in such expected reductions, and that are to be paid in cash during such twelve-month period, and such Officers' Certificate so states.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing. A lender to such Person or any of its Subsidiaries shall not, as a result of such loan and any credit or similar agreement entered into in connection therewith, be deemed an Affiliate of such Person.


         "ANI" means Affiliated Newspapers Investments, Inc., a Delaware corporation, and its successors (now known as MediaNews Group, Inc.).


         "ANI SENIOR DISCOUNT DEBENTURES" means ANI's 13 1/4% Senior Discount Debentures due 2006. These notes were repurchased on May 12, 1999.

         "ASSET SALE" means the sale, transfer, lease, assignment, conveyance or other disposition (other than sales of inventory in the ordinary course of business consistent with past practice) by Garden State or its Restricted Subsidiaries of any assets of Garden State other than capital stock of an Unrestricted Subsidiary, whether owned or outstanding on the date of the Indenture or acquired thereafter, in one or more related transactions, in each case having an aggregate fair market value in excess of $5.0 million. Asset Sale shall include the disposition of (i) any capital stock of any Restricted Subsidiary of Garden State or (ii) all or substantially all of the properties or assets relating to any newspaper or groups of newspapers owned by Garden State or any of its Restricted Subsidiaries, in either case having an aggregate fair market value in excess of $5.0 million.

         "AVERAGE LIFE" means, as of the date of any determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

         "CAPITALIZED LEASE OBLIGATION" means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due in respect of such obligation.

         "CAPITAL STOCK" of any Person means any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) the equity of such Person, including common stock or preferred stock, whether now outstanding or issued after the date of the Indenture, but excluding any debt securities convertible into or exchangeable for such equity.

         "CASH EQUIVALENTS" means (i) readily marketable obligations of or obligations guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, (ii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision having a rating in one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, (iii) commercial paper having a rating in one of the two highest rating categories of Moody's Investors Service, Inc., or Standard & Poor's Corporation, (iv) certificates of deposit issued by, bankers' acceptances and deposit accounts of, and time deposits with, commercial banks of recognized standing chartered in the United States of America with capital, surplus and undivided profits aggregating in excess of $500.0 million, (v) agreements to sell or repurchase securities of the kind described in clauses (i) and (ii) above, and (vi) shares of money market funds that invest solely in Permitted Investments of the kind described in clauses (i) through (v) above.

         "CHANGE OF CONTROL" means the earlier to occur of (i) the Permitted Holders' failure, individually or as a group, to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate, of a majority of the outstanding shares of Common Stock or Voting Stock of Garden State, on a fully diluted basis, and
(ii) William Dean Singleton ceasing to be the chief executive officer of Garden State and not being replaced within 90 days by a media executive of comparable experience.

         "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

         "COMMON STOCK" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's common stock whether now outstanding or issued after the date of the Indenture.

         "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the aggregate of all cash and non-cash interest expense (including any original issue discount attributable to the issuance of any debt security as part of or with any other security) with respect to all outstanding Debt of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, the interest component of Capitalized Lease Obligations, all capitalized interest, and the interest portion of any deferred payment obligations for such period; PROVIDED that if any such Subsidiary is not a Wholly Owned Subsidiary of such Person, interest expense of such Subsidiary and its Subsidiaries shall be included only to the extent of such Person's consolidated common equity ownership on a fully diluted basis therein.

         "CONSOLIDATED NET WORTH" of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date less any amounts attributable to Disqualified Stock.

         "CONSOLIDATED OPERATING CASH FLOW" with respect to Garden State for any period means (A) revenues less (B) the sum of (i) cost of sales, (ii) management fees and (iii) selling, general and administrative expenses, in each case, of Garden State and its Restricted Subsidiaries, for such period, determined on a consolidated basis and in accordance with GAAP PLUS (C) the lesser of (i) dividends received from Investments in a Permitted Business not qualifying as a Subsidiary hereunder for such period and (ii) Garden State's and its Restricted Subsidiaries' percentage interest in the net income of such Permitted Business; PROVIDED that, (x) if any such Restricted Subsidiary is not a Wholly Owned Subsidiary of Garden State, revenues, cost of sales, management fees and selling, general and administrative expenses of such Restricted Subsidiary and its Restricted Subsidiaries shall be included only to the extent of Garden State's common equity ownership on a fully diluted basis therein and (y) operating cash flow of any Subsidiary shall be excluded if and to the extent that, the declaration of dividends or distribution by that Subsidiary of such operating cash flow is not, at the time, permitted directly or indirectly, by the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to that Subsidiary.

         "CUMULATIVE CREDIT" means (x) Consolidated Operating Cash Flow of Garden State and its Restricted Subsidiaries from and after the first day of the first full fiscal quarter after the Issue Date to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if such Consolidated Operating Cash Flow for such period is negative, minus the amount by which such Consolidated Operating Cash Flow is negative less (y) 150% of the cumulative Consolidated Interest Expense of Garden State for such period.

         "DEBT" of any Person means, without duplication, (i) the principal in respect of (A) indebtedness of such Person for money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of such Person); (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business and consistent with past practice); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than letters of credit entered into in the ordinary course of business that either are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all Disqualified Stock of such Person (but excluding any accrued dividends thereon); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property, asset or Capital Stock of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

         "DEFAULT" means any event, which is, or after notice or passage of time or both would be, an Event of Default.

         "DESIGNATED SENIOR DEBT" means all obligations of Garden State under the Garden State Credit Facility and any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more that has been designated by Garden State as Designated Senior Debt.

         "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is subject to a mandatory offer to purchase,
(iii) is convertible or exchangeable for Debt or Disqualified Stock or (iv) is redeemable at the option of the holder thereof, in whole or in part; in each case on or prior to the first anniversary of the stated maturity of the Notes.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "EXISTING DEBT" means Debt of Garden State and its Restricted Subsidiaries (other than the Garden State Credit Facility) outstanding on the date of the Indenture.

         "GARDEN STATE CREDIT FACILITY" means the Credit Agreement among Garden State, the financial institutions named therein and The Bank of New York, as agent thereunder, as amended, substituted, refinanced (including successive refinancings), extended or renewed without restriction as to the new terms contained therein, except as to the total amount outstanding provided under "--Limitation on Additional Debt" and as provided in "--Limitation on Liens Securing Certain Debts."

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as they are in effect on the date of the Indenture.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring the obligee of such Debt or other obligation in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "INTEREST PAYMENT DATE" means the Stated Maturity of an installment of interest on the Notes.

         "INVESTMENT" means any direct or indirect advance, loan (other than advances or loans to customers in the ordinary course of business, which are recorded at the time made as accounts receivable on the balance sheet of the Person making such advance or loan), guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person.

         "ISSUE" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

         "ISSUE DATE" means the date on which any Note is originally issued and with respect to any Note issued in transfer, exchange or replacement, means the date of issue of the Note to which such transfer, exchange or replacement Note relates.

         "LEVERAGE RATIO" means, as of any date, the ratio of (A) total Debt of Garden State and its Restricted Subsidiaries on a consolidated basis as of such date to (B) Trailing Adjusted Consolidated Operating Cash Flow of Garden State as of such date; PROVIDED, HOWEVER, that the Debt of any Restricted Subsidiary (and its Restricted Subsidiaries) that is not a Wholly Owned Subsidiary, on a fully diluted basis, of Garden State shall be included pro-rata only to the extent of Garden State's common equity ownership interest therein, on a fully diluted basis.

         "LIEN" means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.)

         "MANAGEMENT AGREEMENT" means the Management Agreement, dated July 1, 1988, between ANI and MediaNews, as the same may be amended, modified or supplemented in accordance with its terms.


         "MEDIANEWS" or "MNS" means MediaNews Services, Inc., a Delaware corporation and its successors (formerly known as MediaNews Group, Inc.).



         "MEDIANEWS TECHNOLOGIES" or "MNT" means MediaNews Technologies, a division of MNS which operates and manages ANI's and its Affiliates' electronic media business.

         "NET CASH PROCEEDS" from an Asset Sale or issuance of Capital Stock means cash payments received by way of conversion into cash or Cash Equivalents of any note or other obligation received in connection with such Asset Sale or issuance or by way of deferred payment of principal pursuant to, or liquidation of, any note or installment receivable or otherwise (but only as and when received therefrom), in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all income taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale or issuance of Capital Stock.

         "OBLIGATIONS" means all obligations for principal, premium, interest (including post-petition interest), penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

         "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

         "PERMITTED BUSINESS" means the (i) ownership and operation of regional, local and other newspapers and (ii) other businesses directly related to the Company's newspaper operations, including broadcast, electronic media, and other businesses deriving a majority of its revenue from advertising.

         "PERMITTED HOLDERS" means each of William Dean Singleton and Richard
B. Scudder, members of their families and trusts for the benefit of such Persons.


         "PERMITTED INTER-COMPANY PAYMENTS" means (i) payments by the Company to MNS in respect of management fees for services actually rendered to Garden State and determined in a manner consistent with that described in this Offering Memorandum not to exceed $4.0 million for fiscal 1999, and increasing 10% per annum in each fiscal year thereafter and (ii) payment by the Company to MNT in respect of its allocated share of electronic media related expenses.


         "PERMITTED INVESTMENTS" means (i) Investments by a Restricted Subsidiary of Garden State in Garden State or a Restricted Subsidiary of Garden State or Investments by Garden State in a Restricted Subsidiary of Garden State, (ii) Investments in cash or Cash Equivalents, (iii) Investments by Garden State or by any of its Restricted Subsidiaries in a Permitted Business, including, but not limited to, joint ventures or other business alliances in the ordinary course of business, PROVIDED that the other investors in such joint venture or business alliance are not Affiliates of ANI, (iv) Investments of Garden State and its Restricted Subsidiaries arising as a result of any Asset Sale otherwise complying with the terms of the Indenture and (v) Other Investments (other than Investments specified in clauses (i) through (iv) above) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $25.0 million.

         "PERSON" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

         "PREFERRED STOCK," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. Preferred Stock of any Person shall include Disqualified Stock of such Person.

         "QUALIFIED CAPITAL STOCK" shall mean any Capital Stock which is not Disqualified Stock.

         "REFINANCE" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

         "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

         "RESTRICTED PAYMENT" means (i) any dividend or distribution on or in respect of any shares of Capital Stock of Garden State to the direct or indirect holders (in their capacities as such) of Capital Stock of Garden State; (ii) the redemption, repurchase, retirement or other acquisition for value of any Capital Stock of Garden State; (iii) any designation of a Restricted Subsidiary as an

Unrestricted Subsidiary on the basis of the Investment by the Company therein, (iv) any Restricted Investment by Garden State or any Restricted Subsidiary of Garden State, PROVIDED that Restricted Payments shall not include (a) any dividend or distribution declared or paid by any Restricted Subsidiary of Garden State to Garden State or any of its Restricted Subsidiaries, or (b) the redemption, purchase, retirement or other acquisition for value by Garden State or any of its Restricted Subsidiaries of any Capital Stock of Garden State held by Garden State or its Restricted Subsidiaries. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

         "RESTRICTED SUBSIDIARY" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Debt as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Additional Indebtedness" covenant.

         "SENIOR DEBT" means all Obligations of Garden State with respect to any Debt, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, Senior Debt shall not include: (i) any Debt of Garden State to any Subsidiary of Garden State; (ii) any Debt to, or guaranteed on behalf of, any Affiliate, director, officer or employee of Garden State or any Restricted Subsidiary (including, without limitation, amounts owed for compensation); (iii) Debt and other amounts incurred in connection with obtaining goods, materials or services owing to trade creditors; (iv) Disqualified Stock; (v) any liability for federal, state, local or other taxes owed or owing by Garden State; (vi) Debt incurred in violation of the Indenture provisions set forth under "--Certain Covenants-Limitation on Additional Debt"; and (vii) Debt which is, by its express terms, junior in right of payment to the Notes.

         "SENIOR SUBORDINATED SECURED NOTES" means the Company's $100,000,000 12% Senior Subordinated Secured Notes due 2004, which were repurchased in full on May 12, 1999.

         "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of Garden State which at the time of determination either (A) had assets which, as of the date of Garden State's most recent quarterly consolidated balance sheet, constituted at least 5% of Garden State's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or
(B) had revenues for the twelve-month period ending on the date of Garden State's most recent quarterly consolidated statement of income which constituted at least 5% of Garden State's total revenues on a consolidated basis for such period.

         "STATED MATURITY," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest is due and payable.

         "SUBSIDIARY" means, with respect to any Person, (i) a corporation the majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership, joint venture or limited liability company, with respect to which such Person under the applicable partnership agreement, joint venture agreement or limited liability company operating agreement owns a majority of the equity interests therein and either has the power to appoint a majority of the board of managers thereof, or otherwise has the power to direct the policies, management and affairs thereof through a management agreement or otherwise or
(iii) any Person (other than a corporation, partnership, joint venture or limited liability company) in which such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof, directly or indirectly at the date of determination thereof has at least a majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director's qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

         "TRAILING" means, at or in respect of any date, the twelve-month period ending on the last day of the month immediately preceding such date for which financial statements are available.

         "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended.

         "UNRESTRICTED SUBSIDIARY" means any Subsidiary (including its subsidiaries) so designated by a Board Resolution adopted by the Board of Directors of the Company in accordance with "--Certain Covenants-Limitation on Restricted and Unrestricted Subsidiaries" above. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed to be re-designated a Restricted Subsidiary at any time if (a) the Company or any Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Debt of such Unrestricted Subsidiary or any of its Subsidiaries (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Unrestricted Subsidiary or any of its Subsidiaries, (b) a default with respect to any Debt of such Unrestricted Subsidiary or any of its Subsidiaries (including any right which the holders thereof may have to take enforcement action against any of them) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or (c) such Unrestricted Subsidiary or any of its subsidiaries incurs Debt pursuant to which the lender has recourse to any of the assets of Garden State or any of its Restricted Subsidiaries.

         "U.S. GOVERNMENT OBLIGATIONS" means money or direct non-callable obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States is pledged.

         "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

         "WHOLLY OWNED SUBSIDIARY" means any Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the applicable corporation or another Wholly Owned Subsidiary of the applicable corporation.

                          BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC, New York, New York, and registered in the name of a nominee of DTC.

     THE GLOBAL NOTES. We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the holders tendering Notes in the Exchange Offer and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes. Interests in the Global Notes will also be subject to certain restrictions on transfers as set forth in the Indenture.

     Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Note ("Certificated Note") for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its participants.

     DTC has advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     CERTIFICATED NOTES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Notes.

                        DESCRIPTION OF OTHER INDEBTEDNESS


     The following outlines certain terms of the indebtedness and other obligations of MediaNews Group and the subsidiaries of Garden State after giving effect to the offerings. For further information on indebtedness and other obligations of the Company, we refer you to the Consolidated Financial Statements of Garden State and the notes thereto appearing elsewhere herein.


NEW CREDIT AGREEMENT


     As of June 30, 1999, we have available to us, for borrowings, $350.0 million under an amended and restated credit agreement, of which approximately $265.0 million was outstanding on that date (including approximately $98.6 million borrowed by MediaNews Group, which was contributed to Garden State on July 1, 1999). Borrowings of approximately $175.3 million under our amended and restated credit agreement were used to refinance and be a substitute for our previously existing credit facility with the remaining amount used to fund the Denver Newspapers transactions. The following summary is qualified in its entirety by reference to the terms of our amended and restated credit agreement.



     The amended and restated credit agreement matures on June 30, 2006. The commitment under the new credit facility reduces quarterly beginning September 30, 2003.


     Our obligations under the new credit facility are guaranteed by certain of our direct and indirect subsidiaries and secured by a pledge of all of our and our subsidiaries' capital stock.


     The loans under the new credit facility bear interest, at our option, at either (1) an "alternate base rate" equal to the greater of BNY's Prime Rate or the sum of 0.5% plus the federal funds rate or (2) the "LIBOR rate," in either case, plus an applicable margin. LIBOR margins range from 1.0% to 2.125% per annum, and base rate margins range from 0% to .875% per annum, based on the Company's leverage.


     The new credit facility contains a number of covenants that, among other things, restrict our ability and our subsidiaries' ability to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends or make capital contributions, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the new credit facility requires compliance with certain financial covenants, including requiring us and our subsidiaries to maintain a maximum ratio of total debt to operating cash flow, a maximum ratio of senior debt to operating cash flow, a minimum ratio of operating cash flow to pro forma debt service and a minimum ratio of operating cash flow to fixed charges.

     The new credit facility contains customary events of default, including the failure to pay principal when due, the failure of any representation or warranty made by us to be correct in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other agreements, a default in certain other indebtedness, certain insolvency events and certain change of control events. In addition, a default under the Indenture will result in a default under the new credit facility.

SENIOR SUBORDINATED NOTES DUE 2009

     In October 1997 and February 1998, Garden State issued in the aggregate $300.3 million of Senior Subordinated Notes pursuant to an indenture between Garden State, as issuer, and The Bank of New York, as trustee. These notes bear interest at 8 3/4% payable semi-annually, in arrears, on April 1 and October 1. These notes are redeemable at the option of Garden State, in whole or in part, on and after October 1, 2002, at declining redemption prices. Upon the occurrence of a Change in Control, Garden State must offer to repurchase these notes at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest thereon.

     The indenture governing these notes contains customary covenants with respect to, among other things, limitation on the incurrence of additional liens and indebtedness by Garden State and its subsidiaries, and restrictions on Garden State's ability to pay dividends or make certain other restricted payments, and customary events of default.

SENIOR SUBORDINATED SECURED NOTES


     In May 1994, Garden State issued $100.0 million of Senior Subordinated Secured Notes due 2004 pursuant to an indenture between Garden State, as issuer, and The Bank of New York, as trustee. These notes were issued at par and bear interest at 12% payable semi-annually, in arrears, on January 1 and July 1. These notes are redeemable at the option of Garden State, in whole or in part, on and after July 1, 1999, at declining redemption prices. Upon the occurrence of certain changes in control, Garden State must offer to repurchase the Senior Subordinated Secured Notes due 2004 at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest thereon. As of December 31, 1998, $63.2 million of the Senior Subordinated Secured Notes remained outstanding. As of the date of this prospectus, these Senior Subordinated Secured Notes have been repaid in full.


SUBORDINATED PROMISSORY NOTE DUE 2010


     The Company entered into a subordinated note purchase agreement pursuant to which the Company issued a $47.6 million, 9.0% Subordinated Promissory Note (the "Promissory Note") due January 31, 2010. Interest accruing on the Promissory Note is payable quarterly, provided that on each interest payment date occurring on or prior to December 31, 2002, the Company may elect to defer payment of any or all accrued and unpaid interest. However, in calendar years 2000, 2001 and 2002, the Company must pay the lesser of $3.0 million or all accrued and unpaid interest due in such year. The Promissory Note is subordinated and junior in right of payment to the Company's senior debt and senior subordinated debt, including the Exchange Notes issued in this offering. No scheduled principal payments are required until January 31, 2010, at which time the outstanding principal amount is due and payable. MediaNews Group has guaranteed the Promissory Note. Within 90 days after the Company has repaid its Senior Subordinated Secured Notes due 2004, the Company is required to transfer the DAILY NEWS and related assets to a newly-formed subsidiary, which shall also become a co-obligor on the Promissory Note.


CAPITAL LEASE OBLIGATIONS

     As of March 31, 1999, $7.5 million was outstanding under Garden State's capital lease agreements, principally related to a production facility.

OTHER OBLIGATIONS

     In connection with various acquisitions, Garden State and its subsidiaries have issued notes payable to prior owners and assumed certain debt obligations, with an aggregate discounted value as of March 31, 1999, of $31.4 million. The notes payable and other debt obligations bear interest at rates ranging from 0% to 6%. The notes bearing interest at below market rates were discounted at rates ranging from 9% to 12.0%. These notes and other debt obligations are not secured and contain no restrictions on payment of dividends.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of Original Notes for Exchange Notes should not constitute a recognition event for United States federal income tax purposes. Consequently, no gain or loss should be recognized by holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a holder's basis in Exchange Notes should be the same as such holder's basis in the Original Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Original Notes.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Notes for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 180 days after the consummation of the Exchange Offer, subject to extension in certain events, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods at resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of up to 180 days after the consummation of the Exchange Offer, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any person subject to the prospectus delivery requirements of the Securities Act that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions and concessions of any brokers or dealers, and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

     The consolidated financial statements of Garden State Newspapers, Inc. and Garden State Investments, Inc., appearing in the Garden State Newspapers, Inc.'s. Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


    The combined financial statements on Donrey California as of and for the year ended December 31, 1998, included in Garden State Newspapers, Inc.'s current report on Form 8-K/A, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.


    The financial statements of The Sun Company of San Bernardino, California and Subsidiary as of December 27, 1998 and for the 52 week period then ended incorporated by reference in this Prospectus has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS


     The legality of the issuance and sale of the Exchange Notes will be passed upon for Garden State by Verner, Liipfert, Bernhard, McPherson and Hand, Chartered, Washington, D.C. Howell E. Begle, Jr., an officer of and Counsel to MediaNews Group, Garden State and the subsidiaries of Garden State, a director of Garden State and the subsidiaries of Garden State, and trustee with respect to various trusts holding MediaNews Group common stock, is Of Counsel to such firm.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange unregistered notes for exchange notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of exchange notes.

     Each broker-dealer who holds Original Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in the Exchange Offer must deliver a copy of this prospectus in connection with any resale of such Exchange Notes.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

Where You Can Find More Information....................................  5

Certain Information Incorporated by Reference..........................  5

Disclosure Regarding Forward-Looking Statements........................  6

Notice to Investors....................................................  7

Summary................................................................  8

Selected Historical Consolidated Financial Data........................ 22

Risk Factors........................................................... 28

Use of Proceeds........................................................ 35

The Exchange Offer..................................................... 35

Description of Exchange Notes.......................................... 45

Book-Entry; Delivery and Form.......................................... 66

Certain Federal Income Tax Considerations.............................. 67

Description of Other Indebtedness...................................... 69

Plan Of Distribution................................................... 71

Experts................................................................ 72

Legal Matters.......................................................... 72

$200,000,000




------------

PROSPECTUS

------------




GARDEN STATE NEWSPAPERS, INC.




OFFER TO EXCHANGE ALL OF ITS OUTSTANDING
SERIES A 8-5/8% SENIOR SUBORDINATED NOTES
DUE 2011

FOR ITS SERIES B 8-5/8%
SENIOR SUBORDINATED NOTES
DUE 2011











JULY 12, 1999

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS/INFORMATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation formed under the laws of the State of Delaware may indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to (1) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) or (2) any threatened, pending or completed action suit in, by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was such director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise at the request of the corporation. Indemnification in the case of actions, suits and proceedings under (i) above shall be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings and in the case of actions and suits listed under (2) above shall be against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suits. The indemnified person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification provided under Section145 of the DGCL is permitted to be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section145. Such determination shall be made by (a) the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or, even if obtainable (b) a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Article VII of the Registrant's Certificate of Incorporation provides for indemnification of the aforementioned parties to the fullest extent permitted under the DGCL.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL,
Article VII of the Registrant's Certificate of Incorporation, as amended and restated, includes a provision that limits a director's personal liability to such Issuer or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director in accordance with the provisions of Section 102(b)(7).

     The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See Index to Exhibits.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (3) That every prospectus (i) that is filed pursuant to paragraph
(2), or (ii) purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 12, 1999.


                                              GARDEN STATE NEWSPAPERS, INC.


                                        By:   /s/ Joseph J. Lodovic, IV
                                              --------------------------------
                                              Joseph J. Lodovic, IV
                                              Executive Vice President and
                                              Chief Financial Officer




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated:


                  SIGNATURE                                        TITLE
-------------------------------------------    ---------------------------------------------

                    *                                    Vice Chairman, President,
------------------------------------------      Chief Executive Officer and Director (Chief
          (William Dean Singleton)                          Executive Officer)


                    *                          Executive Vice President and Chief Financial
------------------------------------------           Officer (Chief Financial Officer)
           (Joseph J. Lodovic, IV)


                    *                                            Director
------------------------------------------
            (Richard B. Scudder)


                    *                                            Director
------------------------------------------
              (Jean L. Scudder)


                    *                                      Director, Counsel and
------------------------------------------                  Assistant Secretary
           (Howell E. Begle, Jr.)


                    *                                    Vice President Finance and
------------------------------------------       Controller (Principal Accounting Officer)
              (Ronald A. Mayo)




                                        *By:  /s/ Joseph J. Lodovic, IV
                                              --------------------------------
                                              Joseph J. Lodovic, IV
                                              Attorney-in-Fact
                                              Dated: July 12, 1999

INDEX TO EXHIBITS


  EXHIBIT
    NO.           DESCRIPTION
-----------       ------------------
  3.1*            -Fourth Restated and amended Certificate of Incorporation

  3.2*            -Second restated bylaws of Garden State Newspapers, Inc.

  4.1**           -Form of Indenture dated as of March 16, 1999 (the
                   "Indenture") between Garden State Newspapers, Inc., as Issuer, and The Bank of New York, as Trustee

  4.2**           -Registration Rights Agreement dated as of March 16, 1999, among Garden State Newspapers, Inc. as Issuer and Goldman,
                   Sachs & Co., BNY Capital Markets, Inc., Nationsbanc Montgomery
                   Securities LLC and First Union Capital Markets Corp., as
                   Initial Purchasers

  4.3**           -Form of Garden State Newspapers, Inc.'s 8-5/8% Senior
                   Subordinated Notes due 2011, Series A (contained in the
                   Indenture filed as Exhibit 4.1)

  4.4**           -Form of Garden State Newspapers, Inc.'s 8-5/8% Senior
                   Subordinated Notes due 2011, Series B, the "Exchange Note"
                   (contained in the Indenture filed as Exhibit 4.1)

  5.0**           -Opinion of Verner, Liipfert, Bernhard, McPherson & Hand

  10.1            -$350.0 million amended and restated credit agreement dated as of June 30, 1999 among Garden State Newspapers, Inc., the Banks listed therein, the Guarantors listed therein and the various agents listed therein and which is herein referred to as the new credit agreement

  10.2*           -Management Agreement dated July 1, 1988, between MediaNews
                   Services, Inc. and the Registrant

  10.3*           -Employment Agreement dated April 26, 1985, between Garden
                   State Newspapers, Inc. and William Dean Singleton, with April
                   30, 1986, October 1, 1988, and February 10, 1993, January 15,
                   1996,Amendments

  10.4*           -Joint Operating Agreement dated January 13, 1989, among York
                   Daily Record, Inc., York Newspapers, Inc., and The York
                   Newspapers Company

  10.5*           -Form of Tax Sharing Agreement by and between Garden State
                   Newspapers, Inc. and MediaNews Group, Inc. (formerly known as Affiliated Newspapers Investments, Inc.)

  10.6*           -Consulting Agreement dated November 16, 1993, between J.
                   Allan Meath and Garden State Newspapers, Inc.

  10.7*           -Asset Purchase Agreement dated July 31, 1995, by and among
                   EPC Holding, Inc., The Eagle Publishing Company, Reformer
                   Publishing Corporation, Middletown Press Publishing
                   Corporation, and Eagle Street Realty Trust, as Sellers, and
                   New England Newspapers, Inc., Brattleboro Publishing Company,
                   Connecticut Newspapers, Inc. and Pittsfield Publications,
                   Inc., as Purchasers

  10.8*           -Asset Purchase Agreement dated July 31, 1995, by and among
                   Banner Publishing Corporation and Eagle Street Realty Trust,
                   as Sellers, and New England Newspapers, Inc. and North Eastern
                   Publishing Company, as Purchasers

  10.9*           -$240,000,000 Credit Agreement Dated as of August 31, 1995, as
                   Amended and Restated as of October 31, 1996, among Garden
                   State Newspapers, Inc., the Banks listed in the signature
                   pages hereof (including Bankers Trust Company, as
                   Documentation Agent and The Bank of New York) (including in its capacity as Administrative and Syndication Agent), as
                   Agent. This agreement was repaid in full and terminated on May
                   12, 1999

  10.10**         -Asset Purchase Agreement by and among Lowell Sun Publishing
                   Company and Lowell Sun Realty Company (Sellers), Garden State
                   Newspapers, Inc. (Purchaser), and John H. Costello, Jr.,
                   Alexander S. Costello, Thomas F. Costello, Andrew G. Costello,
                   Charlotte E. LaPierre and Dana Biadi (Guarantors), Relating to
                   the Acquisition of THE SUN and THE SUNDAY SUN dated July 31,
                   1997

  10.11**         -Asset Purchase and Sale Agreement by and between Tower Media,
                   Inc., as Seller; Jack Kent Cooke Incorporated, as Guarantor;
                   and Garden State Newspapers, Inc., as Purchaser, dated as of
                   December 1, 1997

  10.12**         -Indenture dated as of October 1, 1997, between Garden State
                   Newspapers, Inc. and The Bank of New York, as Trustee, for the
                   issuance of up to $300,000,000 of Series A & B 8-3/4% Senior
                   Subordinated Notes due 2009

  10.13**         -Subordinated Note Purchase Agreement between Garden State
                   Newspapers, Inc. and Greenco, Inc. dated as of January 30,
                   1998

  10.14**         -Note Purchase Agreement dated February 6, 1998, by and among
                   Garden State Newspapers, Inc. and the Initial Purchasers of
                   $50,000,000 of 8-3/4% Notes due 2009


INDEX TO EXHIBITS (CONTINUED)

  EXHIBIT
    NO.           DESCRIPTION
-----------       ------------------
  10.15**         -Purchase Agreement dated March 10, 1999, by and among Garden
                   State Newspapers, Inc. and the Initial Purchasers of
                   $200,000,000 of 8-5/8% Notes due 2011

  10.16**         -Partnership Agreement for California Newspapers Partnership,
                   a Delaware General Partnership, by and among West Coast
                   MediaNews LLC, Donrey Newspapers LLC, the Sun Company of San
                   Bernardino, California and MediaWest-SBC, Inc. dated March 31,
                   1999.

  10.17**         -Contribution Agreement dated March 3, 1999 by and among
                   Garden State Newspapers, Inc., Alameda Newspapers, Inc., V&P
                   Publishing, Inc., Internet Media Publishing, Inc., DR
                   Partners, MediaWest-SBC, Inc. and The Sun Company of San
                   Bernardino, California.

  10.18           -Third Amended and Restated Shareholders' Agreement dated
                   as of June 30, 1999 among the shareholders of Denver
                   Newspapers, Inc.

  10.19           -Tax Agreement dated as of June 30, 1999 among the
                   shareholders of Denver Newspapers, Inc. (now known as The
                   Denver Post Corporation)

  12.1**          -Computation of Ratio Earnings to Fixed Charges

  21.1**          -Subsidiaries of Registrant

  23.1            -Consent of Independent Auditors of the Registrant

  23.2**          -Consent of Verner, Liipfert, Bernhard, McPherson & Hand
                   (contained in their opinion filed as Exhibit 5)

  23.3            -Consent of Independent Auditors of Donrey California

  23.4            -Consent of Independent Auditors of The Sun Company of San
                   Bernardino California and Subsidiary.

  24**            -Power of Attorney (included on signature page to this
                   registration statement)

  25**            -Form T-1 Statement of Eligibility Under the Trust Indenture
                   Act of 1939 of The Bank of New York

  99.1**          -Form of Letter of Transmittal

  99.2**          -Form of Notice of Guaranteed Delivery

  99.3**          -Form of Letter to Brokers, Dealers

  99.4**          -Form of Letter to Clients


---------------
* Previously filed as exhibits to registration statement on Form S-1 (No. 33-75156) and amendments thereto.
**   Previously filed.